UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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AGCO CORPORATION

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	9:00 a.m., Eastern Time, on Thursday, April 24, 2014

Place:	AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096

Items of Business:

1.    To elect ten directors to the Board of Directors for terms expiring at the Annual Meeting in 2015;

2.    To consider a non-binding advisory resolution to approve the compensation of the Company’s named executive officers;

3.    To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2014; and

4.    To transact any other business that may properly be brought before the meeting.

Record Date:	Only stockholders of record as of the close of business on March 14, 2014 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. Attendance at the Annual Meeting is limited to stockholders of record at the close of business on March 14, 2014, and to any invitees of the Company.

Inspection of List of Stockholders of Record:	A list of stockholders as of the close of business on March 14, 2014 will be available for examination by any stockholder at the Annual Meeting itself as well as for a period of ten days prior to the Annual Meeting at our offices at the above address during normal business hours.

We urge you to mark and execute your proxy card and return it promptly in the enclosed envelope. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

ROGER N. BATKIN

Corporate Secretary

Atlanta, Georgia

March 24, 2014

SUMMARY

This summary highlights information contained elsewhere in this proxy statement. Since this summary does not contain all of that information, you are encouraged to read the entire proxy statement before voting.

Annual Meeting of Stockholders

• Time and Date:	9:00 a.m., Eastern Time, on Thursday, April 24, 2014

• Place:	AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096

• Record Date:	March 14, 2014

• Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting Recommendations

Proposal	Board Vote Recommendation
Election of Directors	FOR EACH NOMINEE
Advisory vote on executive compensation	FOR
Ratification of the selection of KPMG LLP	FOR

Director Nominees

The following table provides summary information about each nominee. Directors are elected annually. AGCO has majority voting in uncontested elections of directors, such as this election. In the event that a nominee does not receive the affirmative vote of a majority of the votes cast in person or by proxy, he or she is required to tender his or her resignation.

Name	Age	Director Since	Brief Biography	Independent	Committee Membership
					EC	AC	CC	GC	SP
Roy V. Armes	61	2013	Chairman, President and CEO, Cooper Tire and Rubber Company	X			X		X
Michael C. Arnold	57	2013	President and CEO, Ryerson Inc.	X		X		X
P. George Benson	67	2004	President, College of Charleston	X	X	X		C
Wolfgang Deml	68	1999	Former President and CEO, BayWa Corporation (Germany)	X	X			X	C
Luiz F. Furlan	67	2010	Board member, BRF Brasil Foods, S. A. (Brazil)	X			X		X
George E. Minnich	64	2008	Former Senior VP and CFO, ITT Corporation	X	X	C	X
Martin H. Richenhagen	61	2004	Chairman, President and CEO, AGCO		C				X
Gerald L. Shaheen	69	2005	Lead Director of AGCO, Former Group President, Caterpillar Inc.	X	X		C		X
Mallika Srinivasan	54	2011	Chairman and CEO, Tractors and Farm Equipment Limited (India)						X
Hendrikus Visser	69	2000	Chairman, Royal Huisman Shipyards N.V. (Netherlands)	X		X		X

EC Executive Committee AC Audit Committee CC Compensation Committee	GC Governance Committee SP Succession Planning Committee C Chair

Executive Compensation Advisory Vote

We are asking stockholders to approve on an advisory basis our named executive officer compensation.

The Company’s compensation philosophy and program design is intended to pay for performance, support the Company’s business strategy and align executives’ interests with those of stockholders and employees. A significant portion of the Company’s executive compensation opportunity is related to factors that directly and indirectly influence stockholder value, including stock performance, earnings per share, operational performance, free cash flow performance and return on invested capital. The Company believes that as an executive’s responsibilities increase, so should the portion of his or her total pay comprised of annual incentive cash bonuses and long-term incentive compensation, which supports and reinforces the Company’s pay for performance philosophy.

For more information on the Company’s executive compensation programs, please see “Proposal Number 2 — Non-Binding Advisory Resolution to Approve the Compensation of the Company’s NEOs” and “Compensation Discussion and Analysis” in this proxy statement.

Independent Registered Public Accounting Firm

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2014. The Company’s Audit Committee considers a number of factors when selecting a firm, including the qualifications, staffing considerations, and the independence and quality controls of the firms considered. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2014. KPMG LLP served as the Company’s independent registered public accounting firm for 2013 and is considered to be well-qualified.

Set forth below is summary information with respect to KPMG LLP’s fees for services provided in 2013 and 2012.

Type of Fees	2013	2012
	(in thousands)
Audit Fees	$6,823	$7,560
Audit-Related Fees	48	74
Tax Fees	24	15
Other Fees	1,792	1,535
Total	$8,687	$9,184

AGCO CORPORATION

PROXY STATEMENT FOR THE

ANNUAL MEETING OF STOCKHOLDERS

April 24, 2014

INFORMATION REGARDING THE ANNUAL MEETING

INFORMATION REGARDING PROXIES

This proxy solicitation is made by the Board of Directors (the “Board”) of AGCO Corporation (the “Company”), which has its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096. By signing and returning the enclosed proxy card, you authorize the persons named as proxies on the proxy card to represent you at the meeting and vote your shares.

If you attend the meeting, you may vote by ballot. If you are not present at the meeting, your shares can be voted only when represented by a proxy either pursuant to the enclosed proxy card or otherwise. You may indicate a vote on the enclosed proxy card in connection with any of the listed proposals, and your shares will be voted accordingly. If you indicate a preference to abstain from voting, no vote will be cast. You may revoke your proxy card before balloting begins by notifying the Corporate Secretary in writing at 4205 River Green Parkway, Duluth, Georgia 30096. In addition, you may revoke your proxy card before it is voted by signing and duly delivering a proxy card bearing a later date or by attending the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares (i) in favor of all of the ten director nominees described below; (ii) in favor of the non-binding advisory resolution to approve the compensation of the Company’s named executive officers (“NEOs”); (iii) in favor of ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2014; and (iv) in their best judgment with respect to any other business brought before the Annual Meeting.

The enclosed proxy card is solicited by the Board, and the cost of solicitation of proxy cards will be borne by the Company. The Company may retain an outside firm to aid in the solicitation of proxy cards, the cost of which the Company expects would not exceed $25,000. Proxy solicitation also may be made personally or by telephone by officers or employees of the Company, without added compensation. The Company will reimburse brokers, custodians and nominees for their customary expenses in forwarding proxy material to beneficial owners.

This proxy statement and the enclosed proxy card are first being sent to stockholders on or about March 24, 2014. The Company’s 2013 Annual Report to its stockholders and its 2013 Annual Report on Form 10-K also are enclosed and should be read in conjunction with the matters set forth herein.

INFORMATION REGARDING VOTING

Only stockholders of record as of the close of business on March 14, 2014, are entitled to notice of and to vote at the Annual Meeting. On March 14, 2014, the Company had outstanding 93,909,208 shares of common stock, each of which is entitled to one vote on each matter coming before the meeting. No cumulative voting rights exist, and dissenters’ rights for stockholders are not applicable to the matters being proposed. For directions to the offices of the Company where the Annual Meeting will be held, you may contact our corporate office at (770) 813-9200.

Quorum Requirement

A quorum of the Company’s stockholders is necessary to hold a valid meeting. The Company’s By-Laws provide that a quorum is present if a majority of the outstanding shares of common stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who also will determine whether a quorum is present for the transaction of business. Abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. A broker non-vote occurs on an item when a broker or other nominee is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary for the Election of Directors

Directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. However, in uncontested elections of directors, such as this election, in the event that a nominee does not receive the affirmative vote of a majority of the votes cast in person or by proxy, he or she is required to tender his or her resignation. See “Proposal Number 1 — Election of Directors” in this proxy statement for a more detailed description of the majority voting procedures in our By-Laws.

Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the election of directors if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the election outcome.

Vote Necessary to Adopt the Non-Binding Advisory Resolution to Approve the Compensation of the Company’s NEOs

Adoption of the non-binding advisory resolution to approve the compensation of the Company’s NEOs requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Because the stockholder vote on this proposal is advisory only, it will not be binding on the Company or the Board. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as the Compensation Committee deems appropriate.

Under the NYSE rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the non-binding advisory resolution to approve the compensation of the Company’s NEOs if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.

Vote Necessary to Ratify the Appointment of Independent Registered Public Accounting Firm

Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2014 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

Under the NYSE rules, if your broker holds your shares in its name, your broker is permitted to vote your shares with respect to the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2014 even if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.

Other Matters

With respect to any other matter that may properly come before the Annual Meeting for stockholder consideration, a matter generally will be approved by the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting unless the question is one upon which a different vote is required by express provision of the laws of Delaware, federal law, the Company’s Certificate of Incorporation or the Company’s By-Laws, or, to the extent permitted by the laws of Delaware, the Board has expressly provided that some other vote shall be required, in which case such express provisions shall govern.

Important Notice Regarding the Availability of Proxy Materials

As required by rules adopted by the United Stated Securities and Exchange Commission (“SEC”), the Company is making this proxy statement and its annual report available to stockholders electronically via the Internet. The proxy statement and annual report to stockholders are available at www.agcocorp.com. The proxy statement is available under the heading “SEC Filings” in our website’s “Investors” section located under “Company,” and the annual report to stockholders is available under the heading “Annual Reports” in our “Investors” section.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

The Company’s By-Laws provide for a majority voting standard for the election of directors in uncontested elections. While directors are elected by a plurality vote, in the event that a nominee does not receive the requisite majority vote, he or she is required to tender his or her resignation. In that event, the Governance Committee will determine whether to accept the director’s resignation and will submit its recommendation to the Board. In deciding whether to accept a director’s resignation, the Board and our Governance Committee may consider any factors that they deem relevant. Our By-Laws also provide that the director whose resignation is under consideration will abstain from the deliberation process with respect to his or her resignation.

In the event that a stockholder proposes a nominee to stand for election with nominees selected by the Board, and the stockholder does not withdraw the nomination prior to the tenth day preceding our mailing the notice of the stockholders meeting (i.e., a “contested election”), then our By-Laws provide that directors will be elected by a plurality vote.

For this year’s Annual Meeting, the Governance Committee has recommended, and the Board has nominated, the ten individuals named below to serve as directors until the Annual Meeting in 2015 or until their successors have been duly elected and qualified. The following is a brief description of the business experience, qualifications and skills of each of the ten nominees for directorship:

Roy V. Armes, age 61, has been a director of the Company since October 2013.

•	Executive Chairman of Cooper Tire and Rubber Company

•	Chairman, President and CEO of Cooper Tire and Rubber Company since 2008

•

Various executive positions with Whirlpool Corporation from 1975 to 2006 including Senior Vice President, Project Management Office; Corporate Vice President and General Director, Whirlpool Mexico; Corporate Vice President, Global Procurement Operations; President/Managing Director, Whirlpool Greater China, Inc. Hong Kong; Vice President, Manufacturing Technology, Whirlpool Asia (Singapore); and Vice President, Manufacturing & Technology, Refrigeration Products, Whirlpool Europe (Comerio, Italy).

•	Member of the Board of Directors of The Manitowoc Company, Inc. since 2010

Director Qualifications and Skills:    Mr. Armes brings extensive leadership experience with manufacturing companies and will provide an important perspective and contribution to the Board. The addition of his global manufacturing experience to the collective knowledge of our Board better positions AGCO for the opportunities facing our industry.

Michael C. Arnold, age 57, has been a director of the Company since October 2013.

•	President and Chief Executive Officer of Ryerson Inc. since 2011

•	Former member of the Board of Directors of Gardner Denver, Inc.

•

Various senior management positions with The Timken Company from 1979 to 2010 including Executive Vice President; President, Bearings and Power Transmission Group; President, Industrial Group; Vice President, Bearings and Business Process Advancement; Director, Bearings and Business Process Advancement; Director, Manufacturing and Technology, Europe, Africa and West Asia (Europe)

Director Qualifications and Skills:    Mr. Arnold brings extensive leadership experience with manufacturing companies and will provide an important perspective and contribution to the Board. The addition of his global manufacturing experience to the collective knowledge of our Board better positions AGCO for the opportunities facing our industry.

P. George Benson, Ph.D, age 67, has been a director of the Company since December 2004.

•	President of College of Charleston in Charleston, South Carolina since 2007

•	Member of the Boards of Directors of Crawford & Company (Atlanta, Georgia) and Primerica, Inc.

•	Former Member of the Board of Directors and Audit Committee Chair for Nutrition 21, Inc., from 1998 to 2010 and from 2002 to 2010, respectively

•

Judge for the Malcom Baldrige National Quality Award from 1997 to 2000, was Chairman of the Board of Overseers for the Baldrige Award from 2004 to 2007 and is currently Chairman of the Board of Directors for the Foundation for the Baldrige Award

•	Former Dean of the Terry College of Business at the University of Georgia from 1998 to 2007

•	Former Dean of the Rutgers Business School at Rutgers University from 1993 to 1998

•

Former Faculty member of the Carlson School of Management at the University of Minnesota from 1977 to 1993, where he served as Director of the Operations Management Center from 1992 to 1993 and head of the Decision Sciences Area from 1983 to 1988

Director Qualifications and Skills:    Mr. Benson has significant academic expertise in business, in particular with strategic planning and organizational management systems, that adds a valuable perspective to the Board, especially in the area of improving the delivery of products and services. His ties to the community provide the Board with regional representation and a critical link to the academic and research sectors.

Wolfgang Deml, age 68, has been a director of the Company since February 1999.

•	Former President and Chief Executive Officer of BayWa Corporation, a trading and services company located in Munich, Germany, from 1991 until his retirement in 2008

•	Chairman of the Board of Directors and Audit Committee of Hauck & Aufhäuser Privatbankiers KGaA

Director Qualifications and Skills:    Mr. Deml adds extensive experience to the Board given his service as the Chief Executive Officer of an international corporation within our industry. His tenure on our Board provides consistent leadership, and he serves as an ongoing source for industry-specific knowledge, especially in Europe, which is our largest market.

Luiz F. Furlan, age 67, has been a director of the Company since July 2010.

•

Member of the Boards of Directors of BRF Brasil Foods S.A. (Brazil), Telefońica S.A. (Spain), Telefônica Brasil S.A. (Brazil), as well as a member of the advisory boards of Panasonic (Japan), Wal-Mart (USA) and ABERTIS Infraestructuras S.A. (Spain)

•	Former Chairman of the Board of Directors of Sadia, S.A., a leading producer of frozen foods in Brazil, from 1993 to 2002 and 2008 to 2009 and numerous former executive positions from 1976 to 1993

•

Former Co-Chairman of the board of BRF Brasil Foods S.A. from 2009 to 2011, and former member of the Boards of Directors of Redecard S.A. from 2007 to 2010 and AMIL Participacões S.A. (Brazil) from 2008 to 2013

•	Former Minister of Development, Industry and Foreign Trade of Brazil from 2003 to 2007

•

Since 2008 he has served as Chairman of the Board of Amazonas Sustainability Foundation FAS (Brazil) and since 2013 has been a member of the Global Ocean Commission (USA) and a member of the Superior Council of Management in Public Health of the São Paulo State (Brazil).

Director Qualifications and Skills:    Mr. Furlan’s extensive executive experience in the South American food and agriculture business, along with his background in the Brazilian government and expertise in international trade, provide an important perspective and contribution to the Board, especially given that we have a substantial presence in Brazil.

George E. Minnich, age 64, has been a director of the Company since January 2008.

•	Former Senior Vice President and Chief Financial Officer of ITT Corporation from 2005 to 2007

•

Several senior finance positions at United Technologies Corporation, including Vice President and Chief Financial Officer of Otis Elevator from 2001 to 2005 and Vice President and Chief Financial Officer of Carrier Corporation from 1996 to 2001

•	Various positions within Price Waterhouse (now PricewaterhouseCoopers LLP) from 1971 to 1993, serving as an audit partner from 1984 to 1993

•	Member of the Boards of Directors and Audit Committees of Belden Inc. and Kaman Corporation and the Chairman of their Audit Committees

•	Member of the Board of Trustees of Albright College

Director Qualifications and Skills:    Mr. Minnich, through his background as a former Audit Partner of Price Waterhouse and Chief Financial Officer of a publicly-traded company, provides the Board with substantial financial expertise. He also brings to the Board a familiarity with the challenges facing large, international manufacturing companies.

Martin H. Richenhagen, age 61, has been Chairman of the Board of Directors since August 2006 and has served as President and Chief Executive Officer of the Company since July 2004.

•	Member of the Board of Directors, Audit and Technology & Environment Committees for PPG Industries, Inc.

•	Former Executive Vice President of Forbo International SA, a flooring material business based in Switzerland, from 2003 to 2004

•	Former Group President of Claas KGaA mbH, a global farm equipment manufacturer and distributor, from 1998 to 2002

•	Former Senior Executive Vice President for Schindler Deutschland Holdings GmbH, a worldwide manufacturer and distributor of elevators and escalators, from 1995 to 1998

Director Qualifications and Skills:    In addition to his nine years of experience as the Company’s Chief Executive Officer, Mr. Richenhagen brings to the Board substantial experience in the agricultural equipment industry. His business and leadership acumen as both a former Executive Vice President and current Chief Executive Officer provides the Board with an informed resource for a wide range of disciplines, from sales and marketing to broad business strategies.

Gerald L. Shaheen, age 69, has been a director of the Company since October 2005.

•	Numerous marketing and general management positions for Caterpillar Inc., both in the United States and Europe, including Group President from 1998 until his retirement in January 2008

•	Former Chairman of the Board of Trustees of Bradley University and Board member and past Chairman of the U.S. Chamber of Commerce

•	Member of Board of Directors and Audit Committee of the Ford Motor Company

•	Member of Board of Directors of Peoria Next and the National Multiple Sclerosis Society, Greater Illinois Chapter

•	Former member of the Board of Directors of National City Corp. from 2001 to 2008

Director Qualifications and Skills:    Mr. Shaheen’s background in management of a global heavy equipment manufacturer brings to the Board particular knowledge of the Company’s industry, as well as a necessary perspective of the challenges facing large, publicly-traded companies. His work with the U.S. Chamber of Commerce also provides the Board with a wealth of knowledge related to international commerce and trade issues.

Mallika Srinivasan, age 54, has been a director of the Company since July 2011.

•	Chairman and Chief Executive Officer of Tractors and Farm Equipment Limited, the second largest agricultural tractor manufacturer in India, since 2011

•	Various positions at Tractors and Farm Equipment Limited since 1981, including Director (1994 to 2011), Vice President (1991 to 1994) and General Manager – Planning & Coordination (1986 to 1991)

•	Member of the Boards of Directors of Tata Global Beverages Limited (India), and Tata Steel Limited (India)

•	Member of the Executive Board of Indian School of Business

•	Member of the Governing Board of Rural Technology and Business Incubator of the Indian School of Technology

Director Qualifications and Skills:    Ms. Srinivasan’s expertise in strategy, extensive leadership experience in the farm equipment industry and knowledge of operations in India and other developing markets provide an important perspective and contribution to the Board.

Hendrikus Visser, age 69, has been a director of the Company since April 2000.

•	Chairman of Royal Huisman Shipyards N.V.

•	Vice Chairman of Sterling Strategic Value, Ltd.

•

Former Chief Financial Officer of NUON N.V. and former member of the Boards of Directors or Executive Boards of major international corporations and institutions, including Rabobank Nederland, the Amsterdam Stock Exchange, Amsterdam Institute of Finance, De Lage Landen, Teleplan International N.V., Vion N.V. and Mediq N.V.

Director Qualifications and Skills:    Mr. Visser’s substantial experience with and knowledge of financial capital markets, particularly in our Europe/Africa/Middle East (“EAME”) region, including his 15 years of service as Chairman of the Credit Committee of Rabobank Nederland, provides the Board with significant international financial expertise. His tenure with the Board also provides stability in leadership, and he serves as a continued source of regional diversity.

The Board recommends a vote “FOR” the nominees set forth above.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

In accordance with the rules of the NYSE, the Board has adopted categorical standards to assist it in making determinations of its directors’ independence. The Board has determined that in order to be considered independent, a director must not:

•

be an employee of the Company or have an “immediate family member,” as that term is defined in the General Commentary to Section 303A.02(b) of the NYSE rules, who is an executive officer of the Company at any time during the preceding three years;

•

receive or have an immediate family member who receives or solely own any business that receives during any twelve-month period within the preceding three years direct compensation from the Company or any subsidiary or other affiliate in excess of $120,000, other than for director and committee fees and pension or other forms of deferred compensation for prior service to the Company or, solely in the case of an immediate family member, compensation for services to the Company as a non-executive employee;

•

be a current partner or current employee of a firm that is the internal or external auditor of the Company or any subsidiary or other affiliate, or have an immediate family member that is a current partner or current employee of such a firm who personally works on an audit of the Company or any subsidiary or other affiliate;

•

have been or have an immediate family member who was at any time during the preceding three years a partner or employee of such an auditing firm who personally worked on an audit of the Company or any subsidiary or other affiliate within that time;

•

be employed or have an immediate family member that is employed either currently or at any time within the preceding three years as an executive officer of another company in which any present executive officers of the Company or any subsidiary or other affiliate serve or served at the same time on the other company’s Compensation Committee; or

•

be a current employee or have an immediate family member that is a current executive officer of a company that has made payments to or received payments from the Company or any subsidiary or other affiliate for property or services in an amount which, in any of the preceding three years of such other company, exceeds (or in the current year of such other company is likely to exceed) the greater of $1.0 million or two percent of the other company’s consolidated gross revenues for that respective year.

In addition, in order to be independent for purposes of serving on the Audit Committee, a director may not:

•	accept any consulting, advisory or other compensatory fee from the Company or any subsidiary; or

•	be an “affiliated person,” as that term is used in Section 10A(m)(3)(B)(ii) of the Securities Exchange Act of 1934 (the “Exchange Act”), of the Company or any of its subsidiaries.

Finally, in order to be independent for purposes of serving on the Compensation Committee, a director may not:

•	be a current or former employee or former officer of the Company or an affiliate or receive any compensation from the Company other than for services as a director;

•	receive remuneration from the Company or an affiliate, either directly or indirectly, in any capacity other than as a “director,” as that term is defined in Section 162(m) of the IRC; or

•	have an interest in a transaction required under SEC rules to be described in the Company’s proxy statement.

These standards are consistent with the standards set forth in the NYSE rules, the IRC and the Exchange Act. In applying these standards, the Company takes into account the interpretations of, and the other guidance available from, the NYSE. In affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board of Directors considers all factors specifically relevant to determining whether such director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of the Compensation Committee member, including, the independence factors set forth in the NYSE rules.

Based upon the foregoing standards, the Board has determined that all of its directors are independent in accordance with these standards except for Mr. Richenhagen and Ms. Srinivasan, and that none of the independent directors has any material relationship with the Company, other than as a director or stockholder of the Company.

Committees of the Board of Directors

The Board has delegated certain functions to five standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Governance Committee and a Succession Planning Committee. Each of the committees has a written charter. The Board has determined that each member of the Audit, Compensation and Governance Committees is an independent director under the applicable rules of the IRC, NYSE, and SEC with respect to such committees. The following is a summary of the principal responsibilities and other information regarding each of the committees:

Committee	Principal Responsibilities
Executive Committee

•    Is authorized, between meetings of the Board, to take such actions in the management of the business and affairs of the Company which, in the opinion of the Executive Committee, should not be postponed until the next scheduled meeting of the Board, except as limited by the General Corporation Law of the State of Delaware, the rules of the New York Stock Exchange, the Company’s Certificate of Incorporation or By-Laws, or other applicable law or regulation.

Audit Committee

•    Assists the Board in its oversight of the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered public accounting firm.

•    Reviews the Company’s internal accounting and financial controls, considers other matters relating to the financial reporting process and safeguards of the Company’s assets, and produces an annual report of the Audit Committee for inclusion in the Company’s proxy statement.

•    The Board has determined that Mr. Minnich is an “audit committee financial expert,” as that term is defined under regulations of the SEC.

•    The report of the Audit Committee for 2013 is set forth under the caption “Audit Committee Report.”

•    Management periodically meets with the Company’s Audit Committee and reviews risks and relevant strategies.

Committee	Principal Responsibilities
Compensation Committee

•    Is charged with executing the Board’s overall responsibility for matters related to Chief Executive Officer and other executive compensation, including assisting the Board in administering the Company’s compensation programs and producing an annual report of the Compensation Committee on executive compensation for inclusion in the Company’s proxy statement.

•    Has retained Towers Watson to advise on current trends and best practices in compensation.

•    The report of the Compensation Committee for 2013 is set forth under the caption “Compensation Committee Report.”

Governance Committee

•    Assists the Board in fulfilling its responsibilities to stockholders by:

¡     identifying and screening individuals qualified to become directors of the Company, consistent with independence, diversity and other criteria approved by the Board, and recommending candidates to the Board for all directorships and for service on the committees of the Board;

¡      developing and recommending to the Board a set of corporate governance principles and guidelines applicable to the Company; and

¡     overseeing the evaluation of the Board.

Succession Planning Committee

•    Assists the Board with respect to selecting, developing, evaluating and retaining the Chief Executive Officer, executive officers and key talent; and

•    Manages the succession planning process in the event the current Chief Executive Officer cannot continue in the role.

Committee Composition and Meetings

The following table shows the current membership of each committee and the number of meetings held by each committee during 2013. The Company will determine the composition and chair positions of the respective committees for 2014 following the Annual Meeting.

Director	Executive	Audit	Comp	Governance	Succession Planning
Roy V. Armes			X		X
Michael C. Arnold		X		X
P. George Benson	X	X		Chair
Wolfgang Deml	X			X	Chair
Luiz F. Furlan			X		X
George E. Minnich	X	Chair	X
Martin H. Richenhagen	Chair				X
Gerald L. Shaheen	X		Chair		X
Mallika Srinivasan					X
Hendrikus Visser		X		X
Total meetings in 2013	—	12	8	7	5

During 2013, the Board held six meetings and each director attended at least 75% of the aggregate number of meetings of the Board and respective committees on which he or she served while a member thereof.

Identification and Evaluation of Director Nominees

With respect to the Governance Committee’s evaluation of nominee candidates, including those recommended by stockholders, the committee has no formal requirements or minimum standards for the individuals that are nominated. Rather, the committee considers each candidate on his or her own merits. However, in evaluating candidates, there are a number of factors that the committee generally views as relevant and is likely to consider to ensure the entire Board, collectively, embraces a wide variety of characteristics, including:

•	career experience, particularly experience that is germane to the Company’s business, such as with agricultural products and services, legal, human resources, finance and marketing experience;

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity of the Board;

•	integrity and reputation;

•	whether the candidate has the characteristics of an independent director;

•	academic credentials;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Company’s Board — our Board values continuity (but not entrenchment).

The Governance Committee does not assign a particular weight to these individual factors. Similarly, the committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide stockholders with a diverse and experienced Board. The committee strives to recommend candidates who each bring a unique perspective to the Board in order to contribute to the collective diversity of the Board. Although the Company has not adopted a specific diversity policy, the Board believes that a diversity of experience, gender, race, ethnicity and age contributes to effective governance over the affairs of the Company for the benefit of its stockholders. With respect to the identification of nominee candidates, the committee has not developed a single, formalized process. Instead, its members and the Company’s senior management generally recommend candidates whom they are aware of personally or by reputation or may utilize outside consultants to assist in the process.

The Governance Committee welcomes recommendations for nominations from the Company’s stockholders and evaluates stockholder nominees in the same manner that it evaluates a candidate recommended by other means. In order to make a recommendation, the committee requires that a stockholder send the committee:

•	a resume for the candidate detailing the candidate’s work experience and academic credentials;

•

written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Code of Conduct and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code or required a waiver, (4) is, or is not, “independent” as that term is defined in the committee’s charter, and (5) has no plans to change or influence the control of the Company;

•

the name of the recommending stockholder as it appears in the Company’s books, the number of shares of common stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references for the candidate, including contact information; and

•

any other information relating to the candidate required to be disclosed in solicitations of proxies for election of directors or as otherwise required, in each case, pursuant to Regulation 14A of the Exchange Act.

The foregoing information should be sent to the Governance Committee, c/o Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096, who will forward it to the chairperson of the committee. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must disclose certain information and give the Company timely notice of such proposal in written form meeting the requirements of the Company’s By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders. The committee does not necessarily respond directly to a submitting stockholder regarding recommendations.

Board and Executive Leadership Structure

Mr. Richenhagen, who is also the Chief Executive Officer of the Company, serves as Chairman of the Board, and Mr. Shaheen currently serves as Lead Director of the Board. The Company holds executive sessions of its non-management directors at each regular meeting of its Board. The Lead Director presides over executive sessions and at all meetings of the Board in the absence of the Chairman, provides input to the Chairman on setting Board agendas, generally approves information sent to the Board (including meeting schedules to assure sufficient discussion time for all agenda items), ensures that he is available for consultation and direct communication at the request of major stockholders, leads the performance evaluation process of the Chief Executive Officer, and has the authority to call meetings of the independent directors. The Company believes that having the Chief Executive Officer serve as Chairman is important because it best reflects the Board’s intent that the Chief Executive Officer function as the Company’s overall leader, while the Lead Director provides independent leadership to the directors and serves as an intermediary between the independent directors and the Chairman. The resulting structure sends a message to our employees, customers and stockholders that we believe in having strong, unifying leadership at the highest levels of management, but that we also value the perspective of our independent directors and their many contributions to the Company.

Risk Oversight

The Company’s management maintains a risk assessment process that identifies the risks that face the Company that management considers the most significant. The risk assessment process also considers appropriate strategies to mitigate those risks. Management periodically meets with the Company’s Audit Committee and reviews such risks and relevant strategies.

Corporate Governance Principles, Committee Charters and Code of Conduct

We provide various corporate governance and other information on the Company’s website at www.agcocorp.com. This information, which is also available in printed form to any stockholder of the Company upon request to the Corporate Secretary, includes the following:

•

our corporate governance principles and charters for the Audit, Compensation, Executive, Governance and Succession Planning Committees of the Board, which are available under the headings “Committee Guidelines” and “Committee Charters,” respectively, in the “Corporate Governance” section of our website’s “About AGCO” section located under “Company;” and

•	the Company’s Code of Conduct, which is available under the heading “Code of Conduct” in the “Corporate Governance” section of our website’s “About AGCO” section located under “Company.”

In addition, should there be any waivers of or amendments to the Company’s Code of Conduct with respect to certain executive officers, those waivers or amendments will be available under the heading “Office of Ethics and Compliance” in the “Corporate Governance” section of our website’s “About AGCO” section located under “Company.”

Compensation Committee Interlocks and Insider Participation

During 2013, Messrs. Armes, Furlan, Minnich, and Shaheen (Chairman) served as members of the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2013. None of the Company’s executive officers serve on the board of directors of any company of which any director of the Company serves as executive officer.

Director Compensation

The following table provides information concerning the compensation of the members of the Board for the most recently completed year. As reflected in the table, each non-employee director received an annual base retainer of

$100,000 plus $120,000 in restricted shares of the Company’s common stock for Board service. Committee chairmen received an additional annual retainer of $15,000 (or $25,000 for the chairman of the Audit Committee and $20,000 for the chairman of the Compensation Committee). Mr. Shaheen, who was the Lead Director in 2013, also received an additional annual $30,000 Lead Director’s fee. The Company does not have any consulting arrangements with any of its directors.

2013 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Roy V. Armes(3)	25,000	—	—	25,000
Michael C. Arnold(3)	25,000	—	—	25,000
P. George Benson	115,000	120,000	763	235,763
Wolfgang Deml	106,522	120,000	11,611	238,133
Luiz F. Furlan	100,000	120,000	4,207	224,207
Gerald B. Johanneson(4)	46,209	38,333	—	84,542
George E. Minnich	125,000	120,000	354	245,354
Gerald L. Shaheen	140,522	120,000	2,055	262,577
Mallika Srinivasan	100,000	120,000	—	220,000
Hendrikus Visser	100,000	120,000	3,440	223,440
Total	883,253	878,333	22,430	1,784,016

(1)	The Long-Term Incentive Plan provides for annual restricted stock grants of the Company’s common stock to all non-employee directors. For 2013, each non-employee director was granted $120,000 in restricted stock, with the exception of Mr. Johanneson who received a pro rata amount of shares through the date of his retirement from the Board. The shares are restricted as to transferability for a period of three years following the award. In the event a director departs from the Board, the non-transferability period expires immediately. Effective April 24, 2014, the shares granted for Board service will be restricted as to transferability for a period of one year following the award. The 2013 annual grant occurred on April 25, 2013. The total grant on April 25, 2013 was 17,171 shares, or 2,346 shares per director, except for Mr. Johanneson, who was granted 749 shares. The amounts above reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation-Stock Compensation.”

After shares were withheld for income tax purposes, each director held the following shares as of December 31, 2013 related to this grant: Mr. Benson — 1,407 shares; Mr. Deml — 1,407 shares; Mr. Furlan — 1,642 shares; Mr. Johanneson — 449 shares; Mr. Minnich — 1,759 shares; Mr. Shaheen — 1,407 shares; Ms. Srinivasan — 2,346 shares; and Mr. Visser — 1,642 shares.

(2)	Relates to commercial airfare for spouse to accompany board member to a Company board meeting in New York City.

(3)	Mr. Armes and Mr. Arnold joined the Company’s Board of Directors on October 24, 2013.

(4)	Mr. Johanneson retired from the Company’s Board of Directors at the 2013 Annual Meeting.

Director Attendance at the Annual Meeting

The Board has adopted a policy that all directors on the Board are expected to attend Annual Meetings of the Company’s stockholders. All of the directors on the Board attended the Company’s previous Annual Meeting held in April 2013, except for Mr. Furlan.

Stockholder Communication with the Board of Directors

The Company encourages stockholders and other interested persons to communicate with members of the Board. Any person who wishes to communicate with a particular director or the Board as a whole, including the Lead Director or any other independent director, may write to those directors in care of Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096. The correspondence should indicate the writer’s interest in the Company and clearly specify whether it is intended to be forwarded to the entire Board or to one or more particular directors. The Corporate Secretary will forward all correspondence satisfying these criteria.

PROPOSAL NUMBER 2

NON-BINDING ADVISORY RESOLUTION TO APPROVE THE

COMPENSATION OF THE COMPANY’S NEOS

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Board is submitting a “say-on-pay” proposal for stockholder consideration. While the vote on executive compensation is non-binding and solely advisory in nature, the Board and the Compensation Committee will review the voting results and seek to determine the causes of any significant negative voting result to better understand issues and concerns not previously presented. We intend to hold annual say-on-pay votes. At the 2013 Annual Meeting, our stockholders expressed their continued support of our executive compensation programs by approving with a 95% vote our executive compensation for 2012. Stockholders who want to communicate with the Board or management regarding compensation-related matters should refer to “Stockholder Communication with the Board of Directors” in this proxy statement for additional information.

The Board recommends that stockholders vote to approve, on an advisory basis, the compensation paid to the Company’s NEOs, as described in this proxy statement.

Compensation Philosophy and Program Design

The Company’s compensation philosophy and program design is intended to support the Company’s business strategy and align executives’ interests with those of stockholders and employees (i.e., pay for performance). A significant portion of the Company’s executive compensation opportunity is related to factors that directly and indirectly influence stockholder value, including stock performance, earnings per share, operational performance, free cash flow performance and return on invested capital. The Company believes that as an executive’s responsibilities increase, so should the proportion of his or her total pay comprised of annual incentive cash bonuses and long-term incentive (“LTI”) compensation, which supports and reinforces the Company’s pay for performance philosophy.

Best Practices in Executive Compensation

The Compensation Committee regularly reviews best practices related to executive compensation to ensure alignment with the Company’s compensation philosophy, business strategy and stockholder focus. The Company’s executive compensation programs consist of the following:

•	Total compensation levels for NEOs generally targeted at the median (or 50th percentile) of the market which provides opportunity for upside compensation levels for excellent performance;

•	A well-defined peer group of similar and reasonably sized industrial and manufacturing comparators to benchmark NEO and other officer compensation;

•

An annual incentive compensation plan (“IC Plan”) that includes a minimum earnings per share threshold that must be met before a payout is earned, a maximum payout level of 200% of target, and multiple performance measures that drive stockholder value and improvement in operational results (e.g., earnings per share, operating cash flow, operating margin as a percentage of sales and quality improvement), which mitigate too heavy of a focus on any one performance measure in particular;

•

A long-term incentive plan (“LTI Plan”) consisting of a performance share plan, which comprises appropriately 75% of an NEO’s target LTI award, and a grant of stock-settled stock appreciation rights, which comprises approximately 25% of an NEO’s target LTI award. Both LTI vehicles contain a strong performance orientation and align closely with stockholder interests;

•

A clawback policy, which allows the Company to take remedial action against an executive if the Board determines that an executive’s misconduct contributed to the Company having to restate its financial statements;

•	Stock ownership requirements that encourage executives to own a specified level of stock, which emphasizes the alignment of their interests with those of stockholders;

•	Modest perquisites for NEOs;

•	A plan design that mitigates the possibility of excessive risk that could harm long-term stockholder value;

•	The use of a so-called “double trigger” change in control provision, under which both a change in control and a change in employment status have to occur; and

•	A conservative approach to share usage associated with our stock compensation plans.

The Compensation Committee has and will continue to take action to structure the Company’s executive compensation practices in a fashion that is consistent with its compensation philosophy, business strategy and stockholder focus.

Company Performance

The following table illustrates the Company’s strong financial performance over the last three years:

	2011	2012	2013
Revenue as Reported (in millions $)	$8,773.2	$9,962.2	$10,786.9
Adjusted Operating Margin(1)	7.0%	7.2%	8.4%

(1)	Reflects adjustments related to restructuring and other infrequent items made to operating margin results during 2011 and 2012.

AGCO’s financial performance aligns with compensation actions taken for NEOs in 2013, including:

•	Base salary increases ranging from 2.5% to 5.0%;

•	IC Plan payouts for corporate goal achievement at 146.6% of target; and

•	LTI Plan payouts at 200% of target for the 2011-2013 performance cycle.

The “Compensation Discussion and Analysis” section of this proxy statement and the accompanying tables and narrative provide a comprehensive review of the Company’s NEO compensation objectives, programs and rationale. We urge you to read this disclosure before voting on this proposal.

We are asking our stockholders to indicate their support for the Company’s NEO compensation as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the Company’s NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the philosophy, policies and practices thereof described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and accompanying narrative set forth in the Proxy Statement.”

The Board recommends a vote “FOR”

the non-binding advisory resolution to approve the compensation of the Company’s NEOs.

PROPOSAL NUMBER 3

RATIFICATION OF COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2014

The Company’s independent registered public accounting firm is appointed annually by the Audit Committee. The Audit Committee examines a number of factors when selecting a firm, including the qualifications, staffing considerations, and the independence and quality controls of the firms considered. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2014. KPMG LLP served as the Company’s independent registered public accounting firm for 2013 and is considered to be well-qualified.

In view of the difficulty and expense involved in changing independent registered public accounting firms on short notice, should the stockholders not ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2014 under this proposal, it is contemplated that the appointment of KPMG LLP for 2014 will be permitted to stand unless the Board finds other compelling reasons for making a change. Disapproval by the stockholders will be considered a recommendation that the Board select another independent registered public accounting firm for the following year.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

The Board recommends a vote “FOR”

the ratification of the Company’s independent registered public accounting firm for 2014.

OTHER BUSINESS

The Board does not know of any matters to be presented for action at the Annual Meeting other than the election of directors, the non-binding advisory resolution to approve the compensation of the Company’s NEOs, and the ratification of the Company’s independent registered public accounting firm for 2014. If any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote thereon in accordance with their best judgment.

PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth certain information as of March 14, 2014 regarding persons or groups known to the Company who are, or may be deemed to be, the beneficial owner of more than five percent of the Company’s common stock. This information is based upon SEC filings by the individual and entities listed below, and the percentage given is based on 93,909,208 shares outstanding.

Name and Address of Beneficial Owner	Shares of Common Stock		Percent of Class
Mallika Srinivasan No. 35 Nungambakkam High Road Chennai 600 034, India	7,695,417	(1)	8.2%
Tractor and Farm Equipment Limited No. 35 Nungambakkam High Road Chennai 600 034, India	7,690,932		8.2%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	7,179,169		7.6%
LSV Asset Management 155 N. Wacker Drive, Suite 4600 Chicago, IL 60606	4,909,863		5.2%

(1)	Includes shares held individually and through Tractors and Farm Equipment Limited (“TAFE”) and TAFE Motors and Tractors Limited. Based upon SEC filings made by Ms. Srinivasan.

The following table sets forth information regarding beneficial ownership of the Company’s common stock by the Company’s directors, the director nominees, the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the other NEOs and all executive officers and directors as a group, all as of March 14, 2014. Except as otherwise indicated, each such individual has sole voting and investment power with respect to the shares set forth in the table.

Name of Beneficial Owner	Shares of Common Stock(1)	Shares That May be Acquired Within 60 Days	Percent of Class
Roy V. Armes	0	—	*
Michael C. Arnold	0	—	*
P. George Benson	8,930	—	*
Wolfgang Deml	16,050	—	*
Luiz F. Furlan	4,979	—	*
George E. Minnich	11,272	—	*
Gerald L. Shaheen	5,197	—	*
Mallika Srinivasan(2)	7,695,417	—	8.2%
Hendrikus Visser	14,763	—	*
Andrew H. Beck	98,636	11,487	*
Gary L. Collar	53,955	2,839	*
Andre M. Carioba	80,048	2,839	*
Martin H. Richenhagen	395,181	74,666	*
Hans-Bernd Veltmaat	29,270	497	*
All executive officers and directors as a group (20 persons)	8,490,274	102,972	9.1%

* Less than one percent

(1)	Includes the following numbers of restricted shares of the Company’s common stock as a result of restricted stock grants under the Company’s incentive plans by the following individuals: Mr. Benson — 3,794; Mr. Deml — 3,794; Mr. Furlan — 4,979; Mr. Minnich — 4,942; Mr. Shaheen — 3,794; Ms. Srinivasan — 4,485; Mr. Visser — 5,069; All directors as a group — 30,857.

(2)	Includes shares held individually and through TAFE and TAFE Motors and Tractors Limited. Ms. Srinivasan is the Chairman and Chief Executive Officer of TAFE and the Company owns a 23.75% interest in TAFE.

EXECUTIVE COMPENSATION

The following table sets forth information as of March 14, 2014, with respect to each person who is an executive officer of the Company.

Name	Age	Positions
Martin H. Richenhagen	61	Chairman of the Board, President and Chief Executive Officer
Andrew H. Beck	50	Senior Vice President — Chief Financial Officer
André M. Carioba	63	Senior Vice President and General Manager, South America
Gary L. Collar	57	Senior Vice President and General Manager, Asia/Pacific
Robert B. Crain	54	Senior Vice President and General Manager, North America
Helmut R. Endres	58	Senior Vice President — Engineering
Eric P. Hansotia	45	Senior Vice President — Global Harvesting and Advanced Technology Solutions
Lucinda B. Smith	47	Senior Vice President — Global Business Services
Rob Smith	48	Senior Vice President and General Manager, EAME
Hans-Bernd Veltmaat	59	Senior Vice President — Chief Supply Chain Officer
Thomas F. Welke	53	Senior Vice President, Global Grain and Protein, GSI

Andrew H. Beck has been Senior Vice President — Chief Financial Officer since June 2002. Mr. Beck was Vice President, Chief Accounting Officer from January 2002 to June 2002, Vice President and Controller from 2000 to 2002, Corporate Controller from 1996 to 2000, Assistant Treasurer from 1995 to 1996 and Controller, International Operations from 1994 to 1995.

André M. Carioba has been Senior Vice President and General Manager, South America since July 2006. Mr. Carioba held several positions with BMW Group and its subsidiaries worldwide, including President and Chief Executive Officer of BMW Brazil Ltda., from 2000 to 2005, Director of Purchasing and Logistics of BMW Brazil Ltda., from 1998 to 2000, and Senior Manager for International Purchasing Projects of BMW AG in Germany, from 1995 to 1998.

Gary L. Collar has been Senior Vice President and General Manager, Asia/Pacific since January 2012. Mr. Collar was Senior Vice President and General Manager, EAME and Australia/New Zealand from January 2009 until December 2011 and Senior Vice President and General Manager EAME and EAPAC from 2004 to December 2008. Mr. Collar is currently a member of the Board of Directors for Jason Incorporated, a global industrial manufacturing company. Mr. Collar was Vice President, Worldwide Market Development for the Challenger Division from 2002 until 2004. Between 1994 and 2002, Mr. Collar held various senior executive positions with ZF Friedrichshaven A.G., including Vice President Business Development, North America, from 2001 until 2002, and President and Chief Executive Officer of ZF-Unisia Autoparts, Inc., from 1994 until 2001.

Robert B. Crain has been Senior Vice President and General Manager, North America since January 2006. Mr. Crain held several positions within CNH Global N.V. and its predecessors, including Vice President of New Holland’s North America Agricultural Business, from 2004 to 2005, Vice President of CNH Marketing North America Agricultural business, from 2003 to 2004 and Vice President and General Manager of Worldwide Operations for the Crop Harvesting Division of CNH Global N.V. from 1999 to 2002.

Helmut R. Endres has been Senior Vice President — Engineering since December 2011. Between 2006 and 2011, Mr. Endres was Chief Technological Officer and Vice President, Engineering, International Trucks and Engines for Navistar International Corporation. Between 1995 and 2006, Mr. Endres worked at Volkswagen (including the Audi division) in various roles, including Executive Director, Group Powertrain and Director, Gasoline Engines. He was a member of the Audi Executive Board’s product Strategy Committee and Chairman of the Volkswagen Group Powertrain Strategy Committee. Between 1982 and 1995, Mr. Endres was with FEV, Inc. in Germany serving in various gasoline and diesel engine engineering roles, including head of the European Business Unit, and leading the Combustion Technologies Divisions.

Eric P. Hansotia has been Senior Vice President, Global Harvesting and Advanced Technology Solutions since July 2013. He served as Senior Vice President, Global Harvesting, with John Deere from 2012 to 2013. From 2009 to 2012 he served as Vice President, Global Crop Care for John Deere based in Mannheim, Germany. Prior positions with

John Deere include: From 2005 to 2009 — General Manager, Harvester Works; From 2004 to 2005 — Vice President, Global Forestry; From 2001 to 2004 — Director of Operations, Global Forestry; From 2000 to 2001 — Integration Manager, Manufacturing, Global Forestry; From 1993 to 2000 — various roles at John Deere.

Lucinda B. Smith has been Senior Vice President — Global Business Services since March 2013 and is responsible for the functional management of all Human Resources and Information Technology organizations worldwide as well as for AGCO’s Shared Services Center in Budapest, Hungary. Ms. Smith was Senior Vice President — Human Resources from January 2009 to March 2013; Vice President, Global Talent Management & Rewards from May 2008 to December 2008; and Director of Organizational Development and Compensation from 2006 to 2008. From 2005 to 2006, Ms. Smith was Global Director of Human Resources for AJC International, Inc. Ms. Smith also held various domestic and global human resource management positions at Lend Lease Corporation, Cendian Corporation and Georgia-Pacific Corporation.

Rob Smith has been Senior Vice President and General Manager, Europe, Africa, Middle East since September 2013. Mr. Smith was the Vice President & General Manager of the global Engine Components Division for TRW Automotive from 2007 to 2013. He served as the Chairman of the Supervisory Board of TRW Automotive GmbH from 2005 to 2013. Prior to joining TRW, Mr. Smith served as Vice President of the Global Automotive Division at Tyco Electronics from 2005 to 2006, and Vice President & General Manager of Bombardier Transportation’s Aftermarket Parts and Material Repair and Overhaul business from 2002 to 2005. From 1993 to 2001, he served in various operations and supply chain roles in the global automotive industry with LucasVarity PLC, Lucas Industries PLC and BMW.

Hans-Bernd Veltmaat has been Senior Vice President — Chief Supply Chain Officer since January 2012. Mr. Veltmaat serves on the Industry Executive Advisory Board for the Executive MBA in Supply Chain Management Program at the Swiss Federal Institute of Technology Zurich. Mr. Veltmaat was Senior Vice President — Manufacturing & Quality from July 2008 to December 2011. Mr. Veltmaat was Group Executive Vice President of Recycling Plants at Alba AG from 2007 to June 2008. From 1996 to 2007, Mr. Veltmaat held various positions with Claas KGaA mbH in Germany, including Group Executive Vice President, a member of the Claas Group Executive Board and Chief Executive Officer of Claas Fertigungstechnik GmbH.

Thomas F. Welke has been Senior Vice President — GSI, Global Grain and Protein, since October 2012. Mr. Welke served as Vice President and Managing Director for GSI China, from August 2011 to September 2012. From May 2008 to April 2010, Mr. Welke served as President of the Global Grain business for GSI Holding Corp. Prior to joining GSI, Mr. Welke worked for Whirlpool Corporation in various leadership roles, including Vice President of European Product Strategy and Business Teams, Vice President of North America Consumer Services, and Vice President of North America Demand and Supply Planning.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes our compensation philosophy, the compensation programs provided to our NEOs and the decision-making process followed in setting pay levels for our NEOs during 2013. This discussion should be read in conjunction with the tables and related narratives that follow. Our NEOs are:

•	Andrew H. Beck, Senior Vice President — Chief Financial Officer

•	André M. Carioba — Senior Vice President and General Manager, South America

•	Gary L. Collar, Senior Vice President and General Manager, Asia/Pacific

•	Martin H. Richenhagen, Chairman of the Board, President and Chief Executive Officer

•	Hans-Bernd Veltmaat, Senior Vice President — Chief Supply Chain Officer

At the 2013 Annual Meeting, our stockholders expressed their continued support of our executive compensation programs by approving the non-binding advisory vote on our executive compensation. More than 95% of votes cast supported our executive compensation policies and practices. During 2013, we reviewed our executive compensation programs in conjunction with business results and stockholder support of our executive compensation programs. Following that review, we continue to believe that our executive compensation programs are designed to support the company and business strategies in concert with our compensation philosophy.

Consistent with our commitment to executive compensation best practices, the following executive compensation practices are in place:

•	The financial performance objectives in our annual and long-term incentive plans are reviewed and approved annually by the Compensation Committee (the “Committee”);

•	Our annual and long-term incentive plans consist of multiple performance objectives, thus mitigating more focus on any one objective in particular;

•	The vesting period for our NEOs’ stock-settled stock appreciation rights is 48 months, and the performance periods for performance shares are between 36 and 60 months;

•	Our NEOs (and directors) are subject to stock ownership requirements;

•	Compensation levels for our NEOs generally are targeted at median levels of market competitiveness;

•	Our compensation programs support a conservative approach to share usage associated with our stock compensation plans;

•	The design of our compensation programs attempt to mitigate the possibility of excessive risk that could harm the long-term value of AGCO; and

•	We have a clawback provision in place that can require the return of any bonus or incentive compensation.

Compensation Philosophy and Governance

It is AGCO’s practice to compensate executive officers through a combination of cash and equity compensation, retirement programs and other benefits. Our primary objectives are to provide compensation programs that:

•	Align with stockholder interests;

•	Reward performance;

•	Attract and retain quality management;

•	Encourage executive stock ownership;

•	Are competitive with companies of similar revenue size, industry and complexity;

•	Mitigate excessive risk taking; and

•	Are substantially consistent among our locations worldwide.

AGCO’s compensation philosophy was updated and approved by the Committee in July 2013. The philosophy is intended to articulate the Company’s principles and strategy for total compensation and specific pay program elements. It is closely aligned with our business strategy and reflects performance attributes and, as such, ties executives’ interests to those of our stockholders and employees.

AGCO’s compensation philosophy defines total compensation to consist of:

•	Base Salary;

•	Annual Cash Incentive Bonuses;

•	Long-Term Incentives; and

•	Benefits and Certain Perquisites.

Each element of total compensation is summarized in the chart below:

Component	Philosophy	Strategy/Competitive Positioning
Base Salary	• Establishes the foundation of total compensation and supports attraction and retention of qualified staff	• Generally targeted at median levels of other industrial companies of similar size and complexity

Annual Management Incentive Plan (IC Plan)	• Facilitates alignment of management with corporate objectives in order to achieve outstanding performance and meet specific AGCO financial goals

•  Target award opportunities competitive with median levels of other industrial companies of similar size and complexity, with minimum and maximum award opportunities ranging from 50% to 200% of target, respectively

Long-Term Incentives (LTI Plan)	• Engages management in achieving longer-term performance goals and to make decisions in the best interests of stockholders	• Target award opportunities competitive with median levels of other industrial companies of similar size and complexity

Retirement Benefits	• Supports the attraction and retention of key executives

•  Competitive with general market practices; consist generally of the same account-based plans that are available to all local executives (such as the 401(k) in the U.S.) as well as non-qualified benefits

•  Require executives to remain employed with the Company until attaining age 50 and 10 years of service in order to vest in the non-qualified benefits

Certain Perquisites	• Supports the attraction and retention of key executives	• Minimal use, as appropriate

We believe that as an executive’s responsibilities increase, so should the proportion of his or her total pay comprised of annual incentive cash bonuses and long-term incentive compensation. As illustrated below, on average over 70% of our 2013 NEO compensation was variable or “at risk” and tied to AGCO’s performance with the greatest portion associated with long-term incentives:

When establishing the compensation and performance criteria, goals are set that we believe reflect key areas of performance that support our long-term success. We consider factors such as our current performance compared to industry peers, desired levels of performance improvement, and industry trends and conditions when determining performance expectations within our compensation plans.

Compensation Consultant Independence

The Committee approves all compensation for executive officers, including the structure and design of the compensation programs. The Committee is responsible for retaining and terminating compensation consultants and determining the terms and conditions of their engagement, including fees. Since 2005, the Committee has engaged Towers Watson, an internationally recognized human resources consulting firm, to advise the Committee (and at times management) with respect to the Company’s compensation programs and to perform various related studies and projects, including market analysis and compensation program design. A Towers Watson representative reports directly to the Committee as its compensation advisor.

The Committee annually reviews the role of its compensation advisor and believes that the advisor is fully independent for purposes of providing on-going recommendations regarding executive compensation. In addition, and in conjunction with the recent SEC requirements that public companies formally review advisor independence, the Committee concluded that the compensation advisor is independent and provides candid, direct and objective advice to the Committee. To ensure independence:

•	The Committee directly hired and has the authority to terminate the compensation advisor;

•	The compensation advisor reports directly to the Committee and the chairperson;

•	The compensation advisor meets regularly and as needed with the Committee in executive sessions that are not attended by any of the Company’s officers;

•	The compensation advisor and the team at Towers Watson have direct access to all members of the Committee during and between meetings;

•

No regular member of the Towers Watson executive compensation team owns any stock of AGCO, other than perhaps investments in mutual funds or other funds that are managed without the member’s input; and

•	The executive compensation advisor and team at Towers Watson do not have any personal or business relationships with any member of the Committee or executive officer of AGCO.

Towers Watson provides the Committee with an annual update on its services and related fees. The Committee determines whether Towers Watson’s services are performed objectively and free from the influence of management. With the full knowledge of the Committee, AGCO has retained a distinct and separate unit of Towers Watson for other services, including broad-based employee retirement and benefit services, and specific projects within multiple countries for various Company subsidiaries.

The Committee also closely examines the safeguards and steps Towers Watson takes to ensure that its executive compensation consulting services are objective, for example:

•	Towers Watson has separated its executive compensation consulting services into a single, segregated business unit within Towers Watson;

•

Towers Watson associates are subject to a comprehensive Code of Conduct and Ethics, which addresses issues including conflicts of interest and associates’ ownership and trading of client company stock, among other areas;

•	The compensation advisor receives no direct incentives based on other services Towers Watson provides to AGCO;

•	The compensation advisor is not the Towers Watson client relationship manager for AGCO; and

•	Neither the compensation advisor nor any member of the advisor’s team participates in any activities related to the administrative services provided to AGCO by other Towers Watson business units.

For these reasons, the Committee does not believe that Towers Watson’s services for AGCO’s employee retirement and benefit plans, or its specific projects, compromise its compensation advisor’s ability to provide the Committee with perspective and advice that is independent and objective.

The total amount of fees for consulting services provided to the Committee in 2013 by its compensation advisor was approximately $225,000. The total amount of fees paid by AGCO to Towers Watson in 2013 for all other services, excluding Committee services, was approximately $1,650,000. These other services primarily related to actuarial services for the Company’s defined benefit plans and pension administration services.

Competitive Analyses

We perform competitive analyses with respect to cash compensation, long-term equity incentives and executive retirement programs. These analyses are conducted regularly and include a comparison to nationally recognized compensation surveys, as well as a comparison to a peer group of other industrial companies. These competitive analyses provide us with information regarding ranges and median compensation levels, as well as the types of compensation practices followed at other companies. The analyses are used to review, monitor and establish appropriate and competitive compensation guidelines, determine the appropriate mix of compensation between programs and establish the specific compensation levels for our executives.

The Committee performed an external market review in 2013 that examined the competitiveness of the Company’s NEOs’ total compensation. The analysis reviewed the dollar value of the compensation, as well as the mix of compensation between base salary, annual cash incentive bonus and LTI pay. The Committee’s goal is to provide base salary, target total cash compensation (e.g., base salary plus target bonus opportunity) and target total direct compensation (e.g., target total cash plus target LTI opportunity) for each NEO within plus or minus 20% of the market median, which reflects an average of published survey data and peer proxy statements.

Target total cash compensation and target total direct compensation positioning for each of the Company’s NEOs versus the external market in 2013 are summarized below:

Target Total Cash Compensation

Executive	Competitive Market Range
Mr. Beck		t
Mr. Carioba			t
Mr. Collar			t
Mr. Richenhagen			t
Mr. Veltmaat				t
	Low To Median	Near Median			High To Median
Target Total Direct Compensation
Executive	Competitive Market Range
Mr. Beck		t
Mr. Carioba			t
Mr. Collar			t
Mr. Richenhagen			t
Mr. Veltmaat				t
	Low To Median	Near Median			High To Median

The Committee uses the external market review to help it make informed decisions regarding NEO compensation. For the Chief Executive Officer, the Committee recognizes the critical nature of this role, his higher level of responsibility within the Company and his more pervasive influence over our performance and, therefore, provides market competitive levels of compensation that differ from levels of compensation paid to other NEOs. Mr. Richenhagen, as Chief Executive Officer of the Company, is placed in his own level based purely on median market information and benchmarking.

The Company’s Senior Vice Presidents (“SVPs”) are grouped into two tiers. All of the General Managers, the Chief Financial Officer and the Chief Supply Chain Officer are grouped together in the first tier, and the Company’s other functional SVPs are grouped together in the second tier. It is our philosophy to compensate SVPs within each tier similarly, including each of the General Managers and the Chief Financial Officer, even though market data might suggest otherwise. The Committee, in recognition of the collaborative efforts of the General Managers operating not only their respective businesses, but also our worldwide business, sets the compensation of all General Managers at similar levels. In Mr. Beck’s case, the Committee’s view is that the Chief Financial Officer should not be paid significantly more than the General Managers, which is consistent with our compensation philosophy and reinforced by the internal grouping of the Company’s executives. However, in recognition that Mr. Beck’s total direct compensation was slightly below market median, he was given a slightly larger LTI award in 2013. In the case of Mr. Veltmaat, whose target total cash and total direct compensation are slightly above median levels, the pay positioning of his role is targeted to approximate the upper end of the grade range due to the criticality of his role within the organization.

As part of its regular process, the Committee reviewed our peer group in July 2013 to ensure that the included companies are viable comparators for determining that total compensation for NEOs aligns with market. The Company’s peer group consists of 20 organizations. No changes were made in 2013 to the composition of the peer group, which is shown below:

• Cummins, Inc.	• Joy Global Inc.	• SPX Corporation
• Danaher Corporation	• Meritor Inc.	• Stanley Black & Decker
• Dover Corporation	• Navistar International Corporation	• Terex Corporation
• Eaton Corporation	• Oshkosh Corporation	• Textron Inc.
• Flowserve Corporation	• PACCAR Inc.	• The Timken Company
• Illinois Tool Works Inc.	• Parker Hannifin Corporation	• TRW Automotive Holdings Corp
• Ingersoll-Rand Company Limited	• Rockwell Automation

The Committee believes that the companies in the current peer group reflect AGCO’s size and closely align with our business and the markets in which we serve and operate. The Committee will continue to review the composition of the peer group and make updates as needed.

Base Salary

In April 2013, the Committee provided base salary increases to our NEOs based upon individual and Company performance. Base salary increases for NEOs ranged from 2.5% to 5.0% and were commensurate with the Company’s performance and individual contribution level. The base salary for Martin Richenhagen, Chief Executive Officer, was set at $1,281,500, reflecting a 5.0% increase in 2013.

Annual Cash Incentive Bonuses

Incentive compensation is based on AGCO’s performance, as well as the contribution of executive officers through the leadership of their respective regional or functional areas. For NEOs with a regional focus, their goals are established primarily for operational performance in their geographic area or other quantitative objectives based on their specific responsibilities. Incentive compensation opportunities are expressed as a percentage of the executive officer’s base salary. The annual award opportunities for the NEOs in 2013 are shown in the chart below:

	Opportunity as a Percentage of Base Salary			Portion Attributable To:
Name	Minimum Award	Target Award	Maximum Award	Corporate Goals	Regional / Functional Goals
Mr. Beck	50%	100%	200%	100%	0%
Mr. Carioba	45%	90%	180%	50%	50%
Mr. Collar	45%	90%	180%	50%	50%
Mr. Richenhagen	70%	140%	280%	100%	0%
Mr. Veltmaat	45%	90%	180%	70%	30%

Mr. Richenhagen’s annual incentive compensation for 2013 is deductible under Section 162(m) of the IRC.

Under the IC Plan, graduated award payments of 50% of target are made if a minimum of approximately 80% of the target goal is met, increasing to the maximum payout of 200% of target when approximately 140% of the target goal is met. The corporate objectives are set at the beginning of each year and approved by the Committee. However, unless a threshold of approximately 60% of the adjusted earnings per share (“EPS”) target goal is reached, no awards are paid regardless of performance relative to the other target goals. For the year ended December 31, 2013, the corporate objectives were based on targets for EPS, free cash flow, operating margin as a percentage of sales, and a quality improvement measurement. The calculation of these measures and corporate weightings are as follows:

•

EPS:    Diluted and adjusted to exclude restructuring expenses and other infrequent items (40% weight). EPS equals adjusted net income (excluding restructuring expenses and other infrequent items) divided by the diluted weighted average number of common and common equivalent shares outstanding.

•	Free Cash Flow: Operating cash flow minus capital expenditures (30% weight).

•	Operating Margin as a Percentage of Sales: The percentage calculated when income from operations is divided by net sales (20% weight). This measure also excludes certain infrequent items.

•	Quality Improvement: Customer satisfaction index (which measures the operational quality of products upon delivery) and repair frequency (10% weight).

In addition to corporate goals, the plan engages participants to focus on regional and functional goals to provide incentives for behaviors linked to business drivers, such as growth in market share. For participants with direct regional responsibility, the corporate portion is a minimum of 50% of the total target award. For these participants, regional goals are also 50%, except for our Chief Executive Officer and Chief Financial Officer, who are measured solely on corporate goals. For participants with direct functional responsibility, the corporate portion is 70% of the total target award and functional or individual goals are 30%. Goal setting is based on internal planning informed by external factors. The regional and functional goals drive alignment with corporate goals and the Company’s overall performance. Although goals differ by region and function, examples of these goals for 2013 are as follows:

Regional Goals	Functional Goals
• Income Contributed • Operating Margin as a Percentage of Sales • Market Share	• New Product Introduction • Productivity / Efficiency • Inventory Turnover

For 2013, targets for each of the measures and AGCO’s performance are summarized below:

Measure(1)	Weight	Bonus Objective	Performance(2)	Percent Achieved	Earned Award
Earnings Per Share	40%	$5.65	$6.01	106%	46.00%
Free Cash Flow	30%	$170	$397	> 140%	60.00%
Operating Margin as a Percentage of Sales	20%	8.3%	8.4%	101%	20.60%
Quality Improvement	10%				20.00%
- Customer Satisfaction Index		+ 2 pts	+ 5 pts	> 140%
- Repair Frequency		-10.0%	-19.6%	> 140%

(1)	Dollar amounts stated in millions, except per share amounts.

(2)	Adjusted to exclude certain infrequent items as permitted by the IC Plan.

For 2013, the Committee determined that the Company not only met the minimum performance level for EPS to warrant an incentive payout, but performed above the target level on all four performance measures. As a result, the corporate portion of bonuses paid to NEOs reflects 146.6% of target.

The IC Plan also provides for payment of a pro rata portion of the participant’s bonus upon a change of control, as well as additional bonus payments to certain participants terminated without cause within two years of a change of control. This is further explained in “Severance Benefits and Change of Control.”

In 2013, the Committee made several refinements to the IC plan effective for the 2013 plan year. The target award opportunity for Mr. Richenhagen was increased from 130% to 140% of base salary to better align with market competitive levels. Additionally, the minimum payout opportunity for the IC Plan was increased from 40% to 50% of target, and the performance level to achieve the maximum payout opportunity was decreased from 150% to 140% of target. These changes were made to more closely align our IC Plan with competitive market practices.

Long-term Incentives

We provide performance- and retention-based equity opportunities to the NEOs. LTI represents a significant component of total compensation and weighs heavily in the overall pay mix for executives. The overarching principles of the LTI Plan are:

•	LTI is performance-based and is intended to engage executives in achieving longer-term goals and to make decisions in the best interests of stockholders;

•	Target award opportunities are generally competitive with median levels of other companies of similar size, industry and complexity;

•	Realizable gains are intended to vary with Company performance and stock price growth; and

•	Performance goals are aligned with stockholder interests and support the long-term success of AGCO, and awards are deductible under Section 162(m) of the IRC.

The following table summarizes the mix, performance measurements and general terms for each form of equity awarded to our NEOs for 2013 under our LTI Plan:

	Performance Share Plan (“PSP”)	Stock-Settled Stock Appreciation Rights (“SSARs”)
LTI Mix	75%	25%
Description	• Performance shares that are earned on the basis of AGCO’s performance versus pre-established goals for a three-year cycle	• SSARs provide the right to receive share appreciation over the grant price, payable in whole shares of AGCO common stock
Performance Measurements	• 50% Cumulative Earnings Per Share • 50% Average Return on Invested Capital (“ROIC”)	• Stock price appreciation
Vesting Period	• Vest in full at the end of the three-year cycle • Number of shares earned depends on performance	• Vest in equal installments over four years
Restrictions / Expiration	• Converted to AGCO common stock upon vesting	• Expire seven years from the grant date
Competitive Positioning

• Target award levels set at median level of market competitiveness

• Threshold and outstanding performance levels intended to range from 25th to 75th percentile of market competitiveness, respectively

• Median level of market competitiveness

In January 2013, the Compensation Committee approved long-term incentive awards for 2013 eligible plan participants. Long-term incentive awards for 2013 are summarized in the table below under the caption “2013 Grants of Plan-Based Awards.”

For grants under the PSP, cumulative EPS and average ROIC were chosen as performance measures because we believe that they are meaningful measures of our performance and have a strong correlation to generating stockholder value over the long-term. We established three levels of performance for each measure: threshold, representing the minimum level of performance that warrants a payout; target, representing a level of performance where median target compensation levels are appropriate; and outstanding, representing a maximum realistic performance level where increased compensation levels are appropriate. The cumulative EPS and ROIC goals are linked within a performance award matrix which is used to determine the number of shares earned in various combinations of performance. The award opportunity levels are expressed as multiples of the executive’s “target” award opportunity.

The matrix of award opportunities is illustrated below:

		Cumulative Earnings Per Share (EPS)
		Below Threshold	Threshold	Target	Outstanding
	Outstanding	100.0%	116.5%	150.0%	200.0%
Average ROIC	Target	50.0%	66.6%	100.0%	150.0%
	Threshold	16.5%	33.3%	66.6%	116.5%
	Below Threshold	0.0%	16.5%	50.0%	100.0%

If the actual performance of the goal falls in between the established goals for threshold, target and outstanding performance, the associated payout factor will be calculated using a straight-line interpolation between the two goals. The Committee has the discretion to exclude restructuring and certain other infrequent items from the calculation of cumulative EPS or average ROIC in order to ensure the LTI Plan is equitable and executive decisions and actions are not inhibited by their projected impact on the Plan.

For the awards granted in 2011 under the PSP, the Committee determined that, based on the Company’s performance for the three-year PSP performance cycle (2011-2013), the Company achieved “outstanding” on both the cumulative EPS and average ROIC goals, thus producing a 200% payout as shown in the chart below. The information provided below includes adjustments made by the Committee in accordance with the LTI Plan for certain infrequent items.

Measure	Threshold	Target	Outstanding	Actual	Earned Award
Cumulative EPS	$ 8.17	$ 9.00	$ 10.42	$ 16.26	200%
Average ROIC	9.3%	10.2%	11.8%	14.2%	200%

The target award and actual number of shares received by the NEOs for the three-year performance cycle covering 2011-2013 are shown below:

Three-Year Performance Cycle (2011-2013)
Name	Target Award	Actual Award
Mr. Beck	11,700 shares	23,400 shares
Mr. Carioba	10,100 shares	20,200 shares
Mr. Collar	10,100 shares	20,200 shares
Mr. Richenhagen	68,000 shares	136,000 shares
Mr. Veltmaat	5,600 shares	11,200 shares

In 2013, the Committee established award opportunities for executives covering a new three-year PSP performance cycle (2013-2015), as well as a new grant of SSARs. The Committee’s strategy is to regularly evaluate the size of award levels by taking into consideration market trends, the industry’s cyclicality and other volatility factors. New targets covering the 2013 three-year PSP performance period also were established for cumulative EPS and average ROIC.

We consider the target goals for PSP awards for uncompleted cycles to be confidential. Historically, the Committee has established target goals for our executive officers that the Committee believed at the time were reasonably achievable. If the Company is able to meet the objectives set out in our strategic plans, the Committee believes that each executive officer should be able to earn a target level award for achieving those goals in each of our open performance share cycles.

In 2010, the Committee also established the Margin Growth Improvement Plan (“MGIP”), which is a supplemental, one-time PSP that focuses exclusively on the achievement of aggressive operating margin goals. The Committee believes that operating margin improvement is critical in sustaining and driving strong financial results and stockholder returns. The MGIP covers a five-year period (2011-2015) and can pay out after 2013, 2014 and/or 2015 if certain operating margin goals are met. Awards under the MGIP were granted during 2011 and actual award payouts can range from 0-300% of target depending on the achievement of operating margin goals. As of December 31, 2013, the Company had not reached the minimum performance level required to earn a payout from the MGIP.

The Committee approves all grants of stock-based compensation to the Chief Executive Officer and all other executive officers. The Chief Executive Officer, with the assistance of the Senior Vice President — Global Business Services, assists the Committee with recommendations for award levels for all other executive officers based on external competitive analyses. Our policy is that SSARs are awarded with exercise prices at or above the fair market value of the Company’s common stock on the date of the grant.

Clawback of Incentive Compensation

We have a Compensation Adjustment and Recovery Policy. Pursuant to the policy, if the Board learns of any misconduct by an officer of AGCO or one of its subsidiaries that contributed to our having to restate our published financial statements, it shall take, or direct to take, such action as it deems reasonably necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, take remedial action against the individual in violation of the policy. In determining whether remedial action is appropriate, the Board shall take into account such factors as it deems relevant, including whether the misconduct reflected negligence, recklessness or intentional wrongdoing. Remedial action may include dismissal and initiating legal action against the officer.

In addition, the Board will, to the full extent permitted by governing law, in all appropriate cases, direct us to seek reimbursement of any bonus or incentive compensation awarded to an officer, or effect the cancellation of unvested, restricted or deferred equity awards previously granted to an officer, if: (1) the amount of the bonus or incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced as part of a restatement; (2) the officer engaged in intentional wrongdoing that contributed to the restatement; and (3) the amount of the award would have been lower had the financial results been properly reported.

In determining what action to take or to require to take, the Board may consider, among other things, penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities, the impact upon us in any related proceeding or investigation of taking remedial action against an officer, and the cost and likely outcome of taking remedial action. The Board’s power to determine the appropriate remedial action is in addition to, and not in replacement of, remedies imposed by such authorities.

Without by implication limiting the foregoing, following a restatement of the Company’s financial statements, we also shall be entitled to recover any compensation received by the Chief Executive Officer and Chief Financial Officer that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.

The policy further specifies that the authority vested in the Board under the policy may be exercised by any committee thereof. In addition, this policy will be evaluated after the SEC issues final rules implementing the clawback provisions set forth in the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Share Ownership and Retention Requirements

Share ownership by directors and executive officers emphasizes the alignment of their interests with those of stockholders. The Company’s stock ownership program requires (i) non-employee directors to own common stock, or other equity equivalents, equal in value to four times the value of the annual retainer, (ii) the Chief Executive Officer to own common stock, or other equity equivalents, equal in value to five times annual salary, and (iii) all other executive officers to own common stock, or other equity equivalents, equal in value to three times their respective annual salaries. Once the minimum ownership level is achieved, an individual will remain qualified if he or she continues to hold at least the number of shares that is initially required regardless of the change in market value of the underlying stock. Any person becoming a director or executive officer has four-years from his or her election to comply with the stock ownership requirements. The Company’s directors and NEOs all currently meet these requirements.

Hedging and Pledging Policy

We have a Hedging and Pledging Policy. Board members and officers are prohibited from, directly or indirectly, (1) pledging a significant number of the Company’s equity securities, or (2) hedging with respect to any of the Company’s equity securities. For these purposes, (a) “pledging” includes the intentional creation of any form of pledge, security interest, deposit, lien or other hypothecation, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any equity securities, whether with or without notice, consent, default or otherwise, but does not include either the involuntary imposition of liens, such as tax liens or liens arising from legal proceedings, or customary purchase and sale agreements, such as Rule 10b5-1 plans, and (b) “significant” means the lesser of 1% of the Company’s outstanding equity securities and 50% of the equity securities of the Company owned by the board member or officer. Also for these purposes, “hedging” includes any instrument or transaction, including put options and forward-sale contracts, through which the board member or officer offsets or reduces exposure to the risk of price fluctuations in a corresponding equity security. “Equity securities” include common stock, voting preferred stock and options and other securities exercisable for, or convertible into, settled in, or measured by reference to, any other equity security determined on an as-exercised and as-converted basis. The equity securities attributable to a board member or officer for these purposes shall include equity securities attributable to the board member or officer under either Section 13 or Section 16 of the Securities Exchange Act of 1934. In addition, equity securities that are pledged shall not be counted toward board member and officer ownership requirements.

Compensation Risk Assessment

AGCO regularly reviews compensation plans and practices to ensure they are appropriately structured and aligned with business objectives, and not designed to encourage executives to take unwarranted risks. Specifically, the overall design of the compensation philosophy and plans mitigate risks because: (1) the financial performance objectives of the short and long-term incentive plans are reviewed and approved annually by the Board; (2) the plans consist of multiple performance objectives, thus lessening the focus on any one in particular; (3) short and long-term incentive payouts are capped for all participants (NEOs are capped at 200% of the target opportunity); and (4) the Company has in place a clawback provision that can require the return of bonus and other incentive compensation.

Tax Considerations

Section 162(m) of the IRC generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one year to any employee. Performance-based compensation is not subject to the limits on deductibility of Section 162(m), provided that such compensation meets certain requirements, including stockholder approval of material terms of compensation.

The Committee attempts to provide NEOs with compensation programs that will preserve the tax deductibility of compensation paid by the Company, to the extent reasonably practicable and to the extent consistent with the Company’s other compensation objectives. The Committee believes, however, that stockholder interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Retirement Benefits

We believe that offering competitive retirement benefits is important to attract and retain top executives. Our U.S.-based executives participate in a non-qualified executive defined benefit plan in addition to a traditional defined contribution 401(k) plan. For our Company’s 401(k) plan, AGCO generally contributed approximately $11,475 to each eligible executive’s 401(k) account during 2013, which was the maximum contribution match allowable under the plan.

For U.S. executives, we maintain an Executive Nonqualified Pension Plan (“ENPP”), which is designed to provide competitive retirement benefits that will attract and retain our executives. The ENPP provides U.S.-based executive officers with retirement income for a period of 15 years based on a percentage of the average of their highest three non-consecutive years of base salary and bonus during their final 10 years of employment (referred to as their “three-year average compensation”), reduced by the executive officer’s social security benefits and 401(k) employer-matching contributions, as if the executive had made the maximum contribution. The benefit paid to the executive officers is 3% of their three-year average compensation multiplied by credited years of service, with a maximum annual benefit of 60% of their three-year average compensation. Benefits under the ENPP vest if the participant has attained age 50 with at least ten years of service (five years of which must include tenure as an executive officer), but are not payable until the participant reaches age 65 or upon termination of services because of death or disability, adjusted to reflect payment prior to age 65.

For executives not based in the U.S., AGCO has taken steps in recent years to align certain features of its pension or retirement plans, recognizing that benefit formulas are driven by local market competition and trends. Additional details regarding retirement benefits are provided in the tables below under the captions “2013 Summary Compensation Table” and “2013 Pension Benefits Table.”

Severance Benefits and Change of Control

Reasonable severance benefits are necessary to attract top executives. The levels of severance benefits provided to executives are designed to take into account the difficulty executives may have to find comparable employment.

Employment agreements with the executives provide severance benefits when the termination is without “cause” or for termination with “good reason.” The severance benefit depends on whether the termination involved a change of control. For terminations without “cause” or for “good reason” that do not involve a change of control, the severance benefit allows for the executives to receive his or her base salary for a period of up to two years and a pro rata portion of the bonus to which the executive would have been entitled for the year of termination had the executive remained employed for the entire year. Specifically for the NEOs, Messrs. Carioba, Collar and Veltmaat may receive their respective base salaries and bonus amounts for one year upon termination. In addition, upon termination, the Company is obligated to reimburse Mr. Collar for expenses to relocate to the United States. Mr. Beck may receive his base salary and bonus amount for two years upon termination. Mr. Richenhagen will be eligible for a severance benefit that allows him to receive his base salary for two years upon termination and a bonus equal to two times the average of the prior two completed years and the current year’s trend. Consistent with the severance benefits provided to other NEOs, Mr. Richenhagen’s severance benefit would be reduced or terminated at the time he found new employment. The Company also continues health and life insurance benefits during the time the severance benefits are paid for U.S.-based executives. A terminated U.S.-based executive also is entitled to receive any vested benefits under the ENPP payable beginning at age 65.

We also believe it is important to provide certain additional benefits upon a change of control in order to protect the executive’s retirement benefits and potential income that would be earned associated with our equity incentive plans. In addition, it is our belief that the interests of stockholders will be best served if the interests of the Company’s senior management are in alignment. By providing certain change of control benefits, we believe executives will not be reluctant to consider potential change of control transactions that may be in the best interests of stockholders.

The Board has approved post-employment compensation to NEOs for terminations that occur within two years of a change of control. In such case, the executive would receive a lump-sum payment equal to (i) one or two times his or her base salary in effect at the time of termination, (ii) a pro-rata portion of his or her bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to one or two times the three year average of his or her awards received during the prior two completed years and the current year’s trend (except that for Mr. Richenhagen, the lump sum payment would equal (i) three times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus earned for the year of termination and (iii) a bonus equal to three times the three year average of Mr. Richenhagen’s awards received during the prior two completed years and the current year’s trend), and the executive would also be entitled to receive specific retirement benefits and the acceleration of vesting of outstanding equity awards. Upon a change of control, our equity incentive plan allows for all unearned awards to become fully vested and exercisable, and all performance goals applicable to an award will be deemed automatically satisfied with respect to the greater of the target level of compensation expected to be attained pursuant to such award or the level of performance dictated by the trend of the Company’s actual performance, so that all of such compensation shall be immediately vested and payable.

All benefits under the ENPP that have been earned based on years of service also become vested. Any executives terminated upon a change of control and loss of job would also be entitled to the severance benefits described above and receive a gross-up for excise taxes due on any payments. There is no gross-up for ordinary income taxes associated with payouts from a change of control. An excise tax gross-up would be equitable and is necessary to offset the potential differences among executives for varying levels of stock holdings.

For purposes of these benefits, a “change of control” occurs, in general, when either (i) one or more persons acquire common stock of the Company that, together with other stock owned by the acquirers, amounts to more than 50% of the total fair market value or total voting power of the stock, (ii) one or more persons acquire during a 12-month period stock of the Company that amounts to 30% or more of the total voting power of the stock, (iii) a majority of the members of the Board of the Company are replaced in any 12-month period by directors who are not endorsed by a majority of the directors then in office, or (iv) with some exceptions, one or more persons acquire assets from the Company that have a total fair market value equal to or greater than 40% of the aggregate fair market value of all of the Company’s assets.

Perquisites and Other Benefits

We believe that cash and incentive compensation should be the primary focus of compensation and that perquisites should be modest. Perquisites are periodically reviewed for executives to ensure conformity with this policy. The primary perquisites available to executives are the use of a leased automobile and the reimbursement of dues associated with a social or country club. The Company does not allow executive officers the use of our leased aircraft for personal use. Supplemental life and disability insurance is also provided for executives. The life insurance generally provides for a death benefit of six times the executive officer’s base salary.

For executives on international assignments, additional expatriate benefits are designed to compensate the employee for differences in costs of living and taxation between the executive’s home country and host country. In addition, additional financial assistance is provided to the assignee for expenses such as relocation, children’s education, tax preparation and home leave travel.

Executives also participate in our other benefit plans on the same general terms as other employees. These plans may include medical, dental and disability insurance coverage.

Post-Employment Compensation

Each of the NEOs is covered by an employment agreement with AGCO. These agreements provide post-employment compensation and benefits in the event of certain types of termination of employment, including death, disability, involuntary termination without cause, or termination for good reason by the executive. For further detail on the post-employment compensation and benefits each NEO is entitled to in the event of certain types of termination, please refer to the tables below under the caption “Other Potential Post-Employment Payments.”

Summary

Overall, we believe our executive compensation programs accomplish the objectives for which they have been designed and are in concert with the compensation philosophy. We believe the competitive compensation that is provided to our executives is reasonable based on competitive market practices and has enabled us to attract and retain a strong management team generating strong business results. We further believe that our short-term and long-term incentive programs appropriately reward AGCO’s executives for their achievement of performance goals and that these programs sufficiently align the interests of the executives with those of the stockholders.

SUMMARY OF 2013 COMPENSATION

The following table provides information concerning the compensation of the NEOs for the Company’s three most recently completed years ended December 31, 2011, 2012 and 2013.

In the column “Salary,” we disclose the amount of base salary paid to the NEO during the year. In the columns “Stock Awards” and “SSAR Awards,” we disclose the award of stock or SSARs measured in dollars and calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation-Stock Compensation” (“ASC 718”). For SSARs, the ASC 718 aggregate grant date fair value per share is based on certain assumptions that the Company explains in Note 10 to our Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2013. For awards of stock, the ASC 718 aggregate grant date fair value per share is equal to the closing price of the Company’s common stock on the date of grant. Please also refer to the table below under the caption “2013 Grants of Plan-Based Awards.”

In the column “Non-Equity Incentive Plan Compensation,” we disclose amounts earned under our IC Plan. The amounts included with respect to any particular year are dependent on whether the achievement of the relevant performance measure was satisfied during the year.

In the column “Change in Pension Value and Non-Qualified Earnings,” we disclose the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit and actuarial benefit plans (including supplemental plans) in 2013.

In the column “All Other Compensation,” we disclose the sum of the dollar value of all perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000.

The Company currently has employment agreements with Messrs. Beck, Collar, Carioba, Richenhagen and Veltmaat. The employment contracts provide for current base salaries at the following annualized rates per annum: Mr. Beck — $495,000; Mr. Collar — $455,000; Mr. Carioba — 1,082,558 Brazilian Reais (which is equivalent to approximately $458,355 based on the exchange rate as of December 31, 2013); Mr. Richenhagen — $1,281,500; and Mr. Veltmaat $560,500. Messrs. Beck, Collar, Carioba, Richenhagen and Veltmaat’s employment contracts continue in effect until terminated in accordance with their terms. Actual amounts paid in the year vary slightly due to timing of pay periods. In addition to the specified base salary, the employment contracts provide that each executive officer shall be entitled to participate in benefit plans and other arrangements generally available to senior executive officers of the Company.

2013 SUMMARY COMPENSATION TABLE

Name and Principle Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	SSAR Awards(2) ($)	Non-Equity Incentive Plan Compen- sation(3) ($)	Change in Pension Value and Non- Qualified Earnings(4) ($)	All Other Compen- sation(5) ($)	Total ($)
Andrew H. Beck, Senior Vice President — Chief Financial Officer	2011 2012 2013	447,594 469,973 490,159	— — —	1,019,193 1,016,448 987,675	165,053 319,784 307,983	636,926 575,717 718,573	582,877 1,036,385 —	40,006 43,492 38,886	2,891,649 3,461,799 2,543,276
André M. Carioba, Senior Vice President and General Manager, South America(6)	2011 2012 2013	547,988 520,147 503,714	— — —	935,529 831,158 780,010	142,443 261,232 243,906	415,174 676,885 610,700	— — —	113,505 102,984 107,418	2,154,639 2,392,406 2,245,748
Gary L. Collar, Senior Vice President and General Manager, Asia/Pacific	2011 2012 2013	371,520 422,928 450,546	— — —	935,529 831,158 780,010	142,443 261,232 243,906	353,910 559,724 575,189	207,435 465,084 414,105	315,729 320,685 517,396	2,326,566 2,860,811 2,981,152
Martin H. Richenhagen, Chairman, President and Chief Executive Officer	2011 2012 2013	1,148,201 1,205,611 1,266,159	— 300,000 —	4,370,520 4,870,480 5,191,625	960,925 1,531,360 1,622,595	2,124,058 1,919,936 2,598,665	1,389,342 2,445,514 988,672	93,037 74,880 74,644	10,086,083 12,347,781 11,742,360
Hans-Bernd Veltmaat, Senior Vice President — Chief Supply Chain Officer	2011 2012 2013	501,568 546,879 557,095	— — —	564,424 831,158 780,010	79,135 261,232 243,906	362,684 641,177 731,120	151,319 284,145 371,303	45,433 54,766 45,992	1,704,563 2,619,357 2,729,426

(1)	Stock Awards for 2011

In 2011, awards were granted under a three-year performance cycle under the PSP and under a three- to five-year cycle under the margin growth incentive plan for a performance period commencing in 2011 and ending in 2015. The amounts above reflect the aggregate grant date fair value computed in accordance with ASC 718 in relation to both the 2011 three-year performance cycle and the margin growth incentive plan at the probable outcome of the performance conditions, or “target” level, at the date of grant. The actual amounts that were earned under the 2011-2013 three-year performance cycle and that will be earned under the three- to five-year cycle margin growth incentive plan were and are dependent upon the achievement of pre-established performance goals. Assuming the maximum level of performance conditions (which were actually achieved related to the three-year performance cycle under the PSP), the following would be the value of the award on the date of grant: Mr. Beck — $2,445,786; Mr. Carioba — $2,278,458; Mr. Collar — $2,278,458; Mr. Richenhagen — $9,555,840; and Mr. Veltmaat — $1,400,448.

Stock Awards for 2012

In 2012, awards were granted under a three-year performance cycle under the PSP. The amounts above reflect the aggregate grant date fair value computed in accordance with ASC 718 in relation to the 2012 three-year performance cycle at the probable outcome of the performance conditions, or “target” level, at the date of grant. The actual amounts that will be earned under the 2012-2014 three-year performance cycle are dependent upon the achievement of pre-established performance goals. Assuming the maximum level of performance conditions, the following would be the value of the award on the date of grant: Mr. Beck — $2,032,896; Mr. Carioba — $1,662,316; Mr. Collar — $1,662,316; Mr. Richenhagen — $9,740,960; and Mr. Veltmaat — $1,662,316.

Stock Awards for 2013

In 2013, awards were granted under a three-year performance cycle under the PSP. The amounts above reflect the aggregate grant date fair value computed in accordance with ASC 718 in relation to the 2013 three-year performance cycle at the probable outcome of the performance conditions, or “target” level, at the date of grant. The actual amounts that will be earned under the 2013-2015 three-year performance cycle are dependent upon the achievement of pre-established performance goals. Assuming the maximum level of performance conditions, the following would be the value of the award on the date of grant: Mr. Beck — $1,975,350; Mr. Carioba — $1,560,020; Mr. Collar — $1,560,020; Mr. Richenhagen — $10,383,250; and Mr. Veltmaat — $1,560,020.

(2)	SSARs were awarded on January 26, 2011, January 25, 2012 and January 23, 2013. The SSARs vest over four years from the date of grant, or 25% per year. The amounts above reflect the aggregate grant date fair value computed in accordance with ASC 718.

(3)	Non-Equity Incentive Plan Compensation for 2011. All annual incentive awards for 2011 were performance-based. These payments were earned in 2011 and paid in February and March 2012 under the IC Plan. In addition, during 2011, Mr. Carioba received a performance bonus under a state-mandated, local profit sharing plan in Brazil.

Non-Equity Incentive Plan Compensation for 2012. All annual incentive awards for 2012 were performance-based. These payments were earned in 2012 and paid in February and March 2013 under the IC Plan. In addition, during 2012, Mr. Carioba received a performance bonus under a state-mandated, local profit sharing plan in Brazil and Mr. Richenhagen received a discretionary bonus of $300,000 on May 15, 2012.

Non-Equity Incentive Plan Compensation for 2013. All annual incentive awards for 2013 were performance-based. These payments were earned in 2013 and paid in February and March 2014 under the IC Plan. In addition, during 2013, Mr. Carioba received a performance bonus under a state-mandated, local profit sharing plan in Brazil.

(4)	The change in each officer’s pension value is the change in the Company’s obligation to provide pension benefits (at a future retirement date) from the beginning of the year to the end of the year. The obligation shown in the Pension Benefits Table is the value today of a benefit that will be paid at the officer’s normal retirement age, based on the benefit formula and his or her current salary and service. The values shown in the Summary Compensation Table represent the change in the pension obligation since the prior year.

Change in pension values during the year may be due to various sources such as:

•

Service accruals:    The benefits payable from the pension plans increase as participants earn additional years of service. Therefore, as each executive officer earns an additional year of service during the year, the benefit payable at retirement increases. Each of the NEOs who participate in a pension plan earned an additional year of benefit service during 2012.

•

Compensation increases/decreases since prior year:    The benefits payable from the pension plans are related to salary. As executive officers’ salaries increase (decrease), then the expected benefits payable from the pension plans will increase (decrease) as well.

•

Aging:    The amounts shown above are present values of retirement benefits that will be paid in the future. As the officers approach retirement, the present value of the liability increases due to the fact that the executive officer is one year closer to retirement than he was at the prior measurement date.

•

Changes in assumptions:    The amounts shown in the “2013 Pension Benefits Table” are present values of retirement benefits that will be paid in the future. The discount rate used to determine the present value is updated each year based on current economic conditions. This assumption does not impact the actual benefits paid to participants. The discount rate increased from 2012 to 2013, which resulted in a decrease in the present value of the officers’ benefits.

•

Plan amendments:    The Company periodically amends the retirement programs in order to remain competitive locally and/or align with our global benefits strategy. There were no such amendments during 2013.

While Mr. Beck’s pension annuity value increased due to service and compensation changes, the increase in the discount rate (as described under changes in assumptions) resulted in a net decrease of $73,158 in the present value of his benefit. As a result, the change in his pension value is reported as $0 during 2013.

The pension benefits and assumptions used to calculate these values are described in more detail under the caption “Pension Benefits.”

(5)	The amount shown as “All Other Compensation” includes the following perquisites and personal benefits for the year ended December 31, 2013:

Name	Club Membership ($)	Defined Contribution Match ($)	Life Insurance(a) ($)	Car Lease and Maintenance(b) ($)	Other(c) ($)	Total ($)
Andrew H. Beck	7,466	11,475	3,548	16,397	—	38,886
André M. Carioba	8,462	28,473	—	61,430	9,053	107,418
Gary L. Collar	—	11,475	5,634	19,125	481,162	517,396
Martin H. Richenhagen	9,065	11,475	22,510	31,594	—	74,644
Hans-Bernd Veltmaat	7,416	11,475	7,650	19,451	—	45,992

(a)	These amounts represent the value of the benefit to the executive officer for life insurance policies funded by the Company.

(b)	These amounts represent car lease payments made by the Company for cars used by executives and/or their family members, as well as payments for related gas and maintenance costs.

(c)	Mr. Beck’s wife accompanied Mr. Beck when the Company’s corporate aircraft was used for attendance at a corporate function at no incremental cost. The amount for Mr. Carioba includes meal expenses — $2,913, as well as commercial airfare related to attendance by Mr. Carioba’s wife at corporate functions — $6,140. In addition, Mr. Carioba’s wife accompanied Mr. Carioba when the Company’s corporate aircraft was used for attendance at a corporate function at no incremental cost. The amount for Mr. Collar includes benefits he received as an expatriate as follows: cost of living adjustment — $39,079; housing allowance — $86,933; tax equalization payments — $280,526; relocation and storage expenses — $36,052; tax preparation fees — $1,250; and home leave allowance related to travel costs for Mr. Collar and his wife to fly back to the United States as well as to attend certain corporate functions — $37,322. Mr. Richenhagen’s wife and son accompanied Mr. Richenhagen when the Company’s corporate aircraft was used for attendance at corporate functions at no incremental cost. Mr. Veltmaat’s wife accompanied Mr. Veltmaat when the Company’s corporate aircraft was used for attendance at a corporate function at no incremental cost.

(6)	Mr. Carioba, as a Brazil-based employee, is paid in Brazilian Reais. In calculating the dollar equivalent for disclosure purposes, we converted payments into U.S. dollars based on the average exchange rate in effect for the year or for certain items, using the average exchange rate in effect for the month in which the payment was made.

2013 GRANTS OF PLAN-BASED AWARDS

In this table, we provide information concerning each grant of an award made to an NEO in the most recently completed year. This includes the awards under the Company’s IC Plan, as well as PSP awards and SSARs under the LTI Plan, each of which is discussed in greater detail under the caption “Compensation Discussion and Analysis.” The “Threshold,” “Target” and “Maximum” columns reflect the range of estimated payouts under the IC Plan and the range of number of shares to be awarded under the PSP. In the third- and second-to-last columns, we report the number of shares of common stock underlying SSARs granted in the year and corresponding per share exercise price. In all cases, the exercise price was equal to the closing market price of the Company’s common stock on the date of grant. In the last column, we report the aggregate ASC 718 grant date fair value of all SSAR awards made in 2013.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Under- lying SSARs Compen- sation (#)	Exercise Price of SSAR Awards ($/sh)	Grant Date Fair Value of SSAR Awards ($)
Name	Award Type	Grant Date	Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (# of shares)	Target (# of shares)	Maxi- mum (# of shares)
Andrew H. Beck	IC Plan PSA SSAR Awards	1/23/13 1/23/13 1/23/13	245,080	490,159	980,318	6,500	19,500	39,000	14,900	51.84	307,983
André M. Carioba	IC Plan PSA SSAR Awards	1/23/13 1/23/13 1/23/13	226,671	453,343	906,685	5,133	15,400	30,800	11,800	51.84	243,906
Gary L. Collar	IC Plan PSA SSAR Awards	1/23/13 1/23/13 1/23/13	202,746	405,491	810,983	5,133	15,400	30,800	11,800	51.84	243,906
Martin H. Richenhagen	IC Plan PSA SSAR Awards	1/23/13 1/23/13 1/23/13	886,311	1,772,623	3,545,245	34,167	102,500	205,000	78,500	51.84	1,622,595
Hans-Bernd Veltmaat	IC Plan PSA SSAR Awards	1/23/13 1/23/13 1/23/13	250,693	501,386	1,002,771	5,133	15,400	30,800	11,800	51.84	243,906

(1)	Amounts included in the table above represent the potential payout levels related to corporate and personal objectives for the fiscal year 2013 under the Company’s IC Plan. The payment for these awards already have been determined and were paid on February 28, 2014 to the NEOs, except for the payment to Mr. Carioba, which was made on March 15, 2014.

(2)	The amounts shown represent the number of shares the executive would receive if the “Threshold,” “Target” and “Maximum” levels of performance are reached.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2013

The following table provides information concerning unexercised SSARs and stock that has not been earned or vested for each NEO outstanding as of the end of the Company’s most recently completed year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.

For SSAR awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested (or have not been earned) and the aggregate market value of shares of stock that have not vested (or have not been earned).

	SSAR Awards					Stock Awards
Name	Number of Securities Underlying Unexercised SSARs Exercisable (#)	Number of Securities Underlying Unexercised SSARs Unexercisable(1) (#)	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned SSARs (#)	SSAR Exercise Price ($)	SSAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units or Stock That Have Not Vested ($)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Value Realized on Vesting(3) ($)
Andrew H. Beck	4,600 12,000 9,375 3,650 3,550 —	— — 3,125 3,650 10,650 14,900	— — — — — —	56.98 21.45 33.65 52.29 52.94 51.84	1/23/2015 1/21/2016 1/20/2017 1/26/2018 1/25/2019 1/23/2020	— — — — — — —	— — — — — — —	— — — — 19,200 19,500 7,500	— — — — 1,016,448 987,675 407,400
André M. Carioba	4,600 6,000 3,150 2,900 —	— 2,000 3,150 8,700 11,800	— — — — —	56.98 33.65 52.29 52.94 51.84	1/23/2015 1/20/2017 1/26/2018 1/25/2019 1/23/2020	— — — — — —	— — — — — —	— — — 15,700 15,400 7,500	— — — 831,158 780,010 407,400
Gary L. Collar	4,600 6,000 3,150 2,900 —	— 2,000 3,150 8,700 11,800	— — — — —	56.98 33.65 52.29 52.94 51.84	1/23/2015 1/20/2017 1/26/2018 1/25/2019 1/23/2020	— — — — — —	— — — — — —	— — — 15,700 15,400 7,500	— — — 831,158 780,010 407,400
Martin H. Richenhagen	31,500 93,500 41,625 21,250 17,000 —	— — 13,875 21,250 51,000 78,500	— — — — — —	56.98 21.45 33.65 52.29 52.94 51.84	1/23/2015 1/21/2016 1/20/2017 1/26/2018 1/25/2019 1/23/2020	— — — — — — —	— — — — — — —	— — — — 92,000 102,500 15,000	— — — — 4,870,480 5,191,625 814,800
Hans-Bernd Veltmaat	— 1,750 2,900 —	1,375 1,750 8,700 11,800	— — — —	33.65 52.29 52.94 51.84	1/20/2017 1/26/2018 1/25/2019 1/23/2020	— — — — —	— — — — —	— — 15,700 15,400 5,000	— — 831,158 780,010 271,600

(1)	SSAR awards vest ratably, or 25% annually, over four years beginning from the date of grant, which was January 20, 2010 for the 2010 grants, January 26, 2011 for the 2011 grants, January 25, 2012 for the 2012 grants and January 23, 2013 for the 2013 grant.

(2)	The amounts shown represent the number of shares awarded under the PSP in April 2011, January 2012 and January 2013, respectively. The amounts shown also include the number of shares awarded under the margin growth incentive plan for a performance period that commenced in 2011 and ending in 2015. The actual amounts that will be earned under the PSP and the margin growth incentive plan are dependent upon the achievement of pre-established performance goals during the respective performance cycles.

(3)	Based on the price of the Company’s common stock on the date of grant, $54.32 per share on April 21, 2011, $52.94 per share on January 25, 2012 and $50.65 per share on January 23, 2013.

SSAR EXERCISES AND STOCK VESTED IN 2013

The following table provides information concerning exercises of SSARs and similar instruments, and vesting of stock awards including restricted stock and similar instruments, during the most recently completed year for each of the NEOs. The table reports the number of securities for which the SSARs were exercised; the aggregate dollar value realized upon exercise of SSARs; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting.

	SSAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Exercise ($)
Andrew H. Beck	2,175	234,875	23,400	1,199,952
André M. Carioba	5,003	390,319	20,200	1,035,856
Gary L. Collar	2,739	315,900	20,200	1,035,856
Martin H. Richenhagen	8,625	926,500	136,000	6,974,080
Hans-Bernd Veltmaat	3,422	372,341	11,200	574,336

(1)	The dollar amount realized upon exercise is computed by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the SSARs. Shares withheld for income tax purposes related to SSARs exercised were as follows: Mr. Beck — 2,006 shares; Mr. Carioba — 1,899 shares; Mr. Collar — 2,847 shares; Mr. Richenhagen — 7,946 shares; and Mr. Veltmaat — 3,157 shares.

(2)	Shares withheld for income tax purposes related to shares earned under the PSP were as follows: Mr. Beck — 11,224 shares; Mr. Carioba — 5,555 shares; Mr. Collar — 7,524 shares; Mr. Richenhagen — 65,142; and Mr. Veltmaat — 3,769.

PENSION BENEFITS

The “2013 Pension Benefits Table” provides further details regarding the executive officers’ defined benefit retirement plan benefits. Because the pension amounts shown in the “2013 Summary Compensation Table” and the “2013 Pension Benefits Table” are projections of future retirement benefits, numerous assumptions must be applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with ASC Topic 715, “Compensation – Retirement Benefits,” on the measurement date, although the SEC specifies certain exceptions, as noted in the table below.

Executive Nonqualified Pension Plan

The ENPP provides the Company’s U.S.-based executives with retirement income for a period of 15 years based on a percentage of their final average compensation, including base salary and annual incentive bonus, reduced by the executive’s social security benefits and savings plan benefits attributable to employer matching contributions.

The key provisions of the ENPP are as follows:

Monthly Benefit.    Senior executives with a vested benefit will be eligible to receive the following retirement benefits each month for 15 years beginning on their normal retirement date (age 65): 3% of final average monthly compensation times years of service up to 20 years, reduced by each of (i) the senior executive’s U.S. social security benefit or similar government retirement program to which the senior executive is eligible, (ii) the benefits payable from the AGCO Savings Plan (payable as a life annuity) attributable to the Company’s matching contributions and earnings thereon (at the maximum level), and (iii) the benefits payable from any retirement plan sponsored by the Company in any foreign country attributable to the Company’s contributions.

Final Average Monthly Compensation.    The final average monthly compensation is the average of the three years of base salary and annual incentive payments under the IC Plan paid to the executive during the three years in which such sum was the highest from among the ten years prior to his or her death, termination or retirement.

Vesting.    Participants become vested after meeting all three of the following requirements: (i) turn age 50 (age 46 for Mr. Beck); (ii) completing ten years of service with the Company; and (iii) achieve five years of participation in the ENPP. Alternatively, all participants will become vested in the plan in the event of a change of control of the Company and, in addition, Mr. Richenhagen will become vested in the plan in the event of his involuntary termination without cause, his resignation for good reason or his termination as a result of the Company not renewing his employment agreement.

Early Retirement Benefits.    Participants may not receive retirement benefits prior to normal retirement age unless the participant dies.

Brazilian Retirement Bonus

Effective January 1, 2012, the Company established a notional, unfunded account that will be paid to Mr. Carioba as a cash bonus immediately prior to his retirement, assuming he remains with the Company until age 65. This bonus will vest at the later of age 65 or his retirement date; if Mr. Carioba leaves the Company prior to age 65, he will forfeit this account. This retirement bonus is intended to be a substitute for the ENPP for Mr. Carioba.

The key provisions of the retirement bonus are as follows:

Retirement benefit.    Upon retirement, Mr. Carioba will receive the value of his defined contribution account as a lump sum. The cash balance account grows each year with pay credits (payable by the Company) and interest (currently fixed at 10.5%).

Pay credits.    Each year, Mr. Carioba’s notional defined contribution account is credited with 2% of base salary and 8% of bonus.

Pensionable pay.    Base salary and bonus pay.

Normal Retirement Age.    Age 65.

Early Retirement Benefits.    None — if Mr. Carioba leaves before age 65, he will not receive this bonus.

2013 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Year ($)
Andrew H. Beck	AGCO executive nonqualified Pension Plan	19.42	3,017,893	—
André M. Carioba(2)	None	—	—	—
Gary L. Collar	AGCO executive nonqualified Pension Plan	11.67	1,693,119	—
Martin H. Richenhagen	AGCO executive nonqualified Pension Plan	9.75	8,603,479	—
Hans-Bernd Veltmaat	AGCO executive nonqualified Pension Plan	4.25	812,373	—

(1)	Based on plan provisions in effect as of December 31, 2013. Other than Mr. Carioba, the executive officers participate in pension plans that will provide a monthly annuity benefit upon retirement. The values shown in this column are the estimated lump sum value today of the monthly benefits they will receive in the future (based on their current salary and service, as well as the assumptions and methods prescribed by the SEC). These values are not the monthly or annual benefits that they would receive.

(2)	Mr. Carioba did not participate in any defined benefit pension programs sponsored by the Company as of December 31, 2013. Mr. Carioba does participate in a defined contribution plan that is broadly available to other employees in Brazil. This plan provides a 100% match on contributions up to a maximum of 6% of pay, plus the potential for catch-up contributions. In addition, the Company makes mandatory payroll contributions to a state-sponsored retirement plan. Mr. Carioba will be entitled to recover this pension upon termination or retirement from the Company. If Mr. Carioba is terminated without cause, then the Company is required to increase its contributions to the fund by 40%. Please note, Mr. Carioba will also receive a retirement bonus, as described previously under “Pension Benefits – Brazilian Retirement Bonus.”

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Each NEO’s employment agreement with the Company includes provisions for post-employment compensation related to certain employment termination events. Pursuant to the LTI Plan, all outstanding equity awards become fully vested and exercisable upon a change of control. The LTI Plan does not provide for accelerated vesting of equity under other employment termination events. The table below and its accompanying footnotes provides specific detail on the post-employment compensation each NEO is entitled to in the event of certain employment termination events assuming termination on the last day of the prior year (December 31, 2013):

Executive / Termination Scenario(1)	Severance	Bonus	Accelerated Vesting of Equity	Benefits	Retirement Benefits		Death Benefit	Disability Benefit	280G Tax Gross-Up	Estimated Total
Andrew H. Beck
Change in Control(2)(3)(4)(5)	$2,277,477	$718,573	$5,355,648	$77,897	$1,898,930	(11)	$—	$—	$—	$10,328,525
Voluntary Termination Without Good Reason	—	—	—	—	564,996	(11)	—	—	—	564,996
Retirement(6)	—	—	—	—	—		—	—	—	—
Death(7)	123,750	718,573	—	5,040	564,996	(11)	2,970,000	—	—	4,382,359
Disability(8)	—	718,573	—	—	564,996	(11)	—	569,172	—	1,852,741
Involuntary With Cause	—	—	—	—	564,996	(11)	—	—	—	564,996
Involuntary Without Cause or Good Reason Resignation (9)	$990,000	$718,573	$—	$77,897	$564,996	(11)	$—	$—	$—	$2,351,466
André M. Carioba
Change in Control(2)(3)(4)(5)	$2,142,601	$610,700	$4,064,296	$44,699	$—		$—	$—	$—	$6,862,296
Voluntary Termination Without Good Reason	—	—	—	—	—		—	—	—	—
Retirement(6)	—	—	—	—	—		—	—	—	—
Death(7)	125,929	610,700	—	5,587	—		1,007,428	—	—	1,749,644
Disability(8)	—	610,700	—	—	—		—	—	—	610,700
Involuntary With Cause	—	—	—	—	—		—	—	—	—
Involuntary Without Cause or Good Reason Resignation (9)	$503,714	$610,700	$—	$22,350	$—		$—	$—	$—	$1,136,764
Gary L. Collar(10)
Change in Control(2)(3)(4)(5)	$1,940,466	$575,189	$4,064,296	$78,692	$1,247,226	(12)	$—	$—	$—	$7,905,869
Voluntary Termination Without Good Reason	—	—	—	—	224,674	(12)	—	—	—	224,674
Retirement(6)	—	—	—	—	—		—	—	—	—
Death(7)	151,667	575,189	—	5,613	224,674	(12)	2,730,000	—	—	3,687,143
Disability(8)	37,917	575,189	—	—	224,674	(12)	—	581,040	—	1,418,820
Involuntary With Cause	—	—	—	—	224,674	(12)	—	—	—	224,674
Involuntary Without Cause or Good Reason Resignation (9)	$492,917	$575,189	$—	$48,944	$224,674	(12)	$—	$—	$—	$1,341,724
Martin H. Richenhagen
Change in Control(2)(3)(4)(5)	$10,787,159	$2,598,665	$27,759,976	$295,721	$6,924,512	(13)	$—	$—	$—	$48,366,033
Voluntary Termination Without Good Reason	—	—	—	—	—		—	—	—	—
Retirement(6)	—	—	—	—	—		—	—	—	—
Death(7)	320,375	2,598,665	—	13,308	—		7,689,000	—	—	10,621,348
Disability(8)	—	2,598,665	—	13,308	—		—	4,483,200	—	7,095,173
Involuntary With Cause	—	—	—	—	—		—	—	—	—
Involuntary Without Cause, Good Reason, Resignation or Company’s Non-Renewal of Employment Agreement(9)	$7,191,439	$2,598,665	$—	$275,392	$940,946	(13)	$—	$—	$—	$11,006,442
Hans-Bernd Veltmaat
Change in Control(2)(3)(4)(5)	$1,138,827	$731,120	$3,184,923	$64,629	$618,910		$—	$—	$280,905	$6,019,314
Voluntary Termination Without Good Reason	—	—	—	—	—		—	—	—	—
Retirement(6)	—	—	—	—	—		—	—	—	—
Death(7)	140,125	731,120	—	5,040	—		3,363,000	—	—	4,239,285
Disability(8)	—	731,120	—	—	—		—	721,260	—	1,452,380
Involuntary With Cause	—	—	—	—	—		—	—	—	—
Involuntary Without Cause or Good Reason Resignation(9)	$560,500	$731,120	$—	$64,629	$—		$—	$—	$—	$1,356,249

(1)	All termination scenarios assume termination occurs on December 31, 2013, at a stock price of $59.19, the closing price of the Company’s common stock as of that date.

(2)	Upon termination within two years following a change of control, the following provisions apply to each of the NEOs:

•

Mr. Richenhagen receives a lump sum payment equal to (i) three times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to three times the three-year average of Mr. Richenhagen’s awards received during the prior two completed years and the current year’s trend. He continues to receive life insurance benefits during a three-year period, and the Company pays 18 months of COBRA premiums to continue his group health coverage.

•

Messrs. Beck, Carioba and Collar receive a lump sum payment equal to (i) two times base salary in effect at the time of termination, (ii) a pro-rata portion of bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three-year average of the NEO’s awards received during the prior two completed years and the current year’s trend. Each of the NEOs continues to receive life insurance and healthcare benefits during a two-year period.

•

Mr. Veltmaat receives a lump sum payment equal to (i) one times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to one times the three-year average of Mr. Veltmaat’s awards received during the prior two completed years and the current year’s trend. He continues to receive life insurance and healthcare benefits during a one-year period. For Mr. Veltmaat, his provisions apply upon termination within one year following a change of control.

•

Messrs. Beck, Collar, Richenhagen and Veltmaat will receive their ENPP retirement benefit payable as a lump sum. This lump sum is calculated in a similar fashion as values disclosed in the Pension Benefits Table, except it is determined based on the plan’s actuarial equivalence definition rather than the SEC prescribed assumptions. There is no enhancement that would be added to their pension benefit in the event of a change in control.

(3)	All outstanding equity awards held by the NEOs at the time of a change of control become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the greater of target performance or the level dictated by the trend of the Company’s performance to date, so that all compensation is immediately vested and payable.

(4)	In the case of a change of control, the retirement benefits are payable as a lump sum six months after termination of employment or, if such termination occurs more than twenty-four months after the change in control, in accordance with the terms of the ENPP. The difference between the “Retirement Benefits” values shown in the table above from the ENPP and the value shown in the “2013 Pension Benefits Table” is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change of control are different from the assumptions used in the actuarial valuation.

(5)	The change-in-control calculation has factored into it a value for the executive’s covenant not to compete. The “excise tax gross-up” for taxes due on any payments to the executive in the event of a change of control is not expected to apply to Mr. Carioba because he is not subject to U.S. taxes.

(6)	None of the NEOs are eligible for retirement benefits as of December 31, 2013. Messrs. Beck and Collar are vested in their ENPP benefit.

(7)	Upon death, the following provisions apply to each of the NEOs:

•

The estate receives the executive’s base salary in effect at the time of death for a period of three months. The estate is also entitled to all sums payable to the executive through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death. For Mr. Richenhagen, the Company pays 18 months of COBRA premiums to continue group health coverage.

(8)	Upon disability, the following provisions apply to each of the NEOs:

•

Each of the NEOs receives all sums otherwise payable to them by the Company through the date of disability, including the pro-rata portion of the bonus earned. The “Disability Benefit” amount represents the annual value of the insurance proceeds payable to the executive on a monthly basis upon disability. For Mr. Richenhagen, the Company pays 18 months of COBRA premiums to continue group health coverage.

(9)	Unless such termination occurs within two years following a change of control, if employment is terminated without cause or if the executive voluntarily resigns with good reason, the following provisions apply to each of the NEOs:

•

For Mr. Richenhagen, he receives his base salary for a two-year severance period, which is paid at the same intervals as if he had remained employed by the Company. Mr. Richenhagen also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company, and a bonus equal to two times the average of the prior two completed years and the current year’s trend. He continues to receive life insurance benefits during the two-year severance period, and the Company pays 18 months of COBRA premiums to continue his group health coverage.

•

For Mr. Beck, he receives his base salary in effect at the time of termination for a two-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the two-year severance period.

•

For Mr. Carioba, he receives his base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination (which only includes the company-wide bonus program), which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the one-year severance period.

•

For Mr. Collar, he receives his base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the one-year severance period.

•

For Mr. Veltmaat, he receives his base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the one-year severance period.

(10)	If Mr. Collar’s employment is terminated while he is on international assignment, other than with cause or by voluntary resignation to accept a position with another employer, the Company pays the cost associated with the relocation of Mr. Collar and his family to the United States, including the cost of personal transportation and shipment of household and personal goods. Additionally, the Company provides up to 30 days of temporary living expenses. The additional termination allowance provided for Mr. Collar represents an estimated value of this benefit equal to one month’s base salary and is included in the severance column where appropriate.

(11)	Mr. Beck is currently vested in his ENPP retirement benefit. In the event of Mr. Beck’s termination due to a change of control, he will receive a $1,898,930 lump sum payment. In the event of his termination due to any other cause, he will receive a $564,996 annual annuity for 15 years beginning at age 65. The present value of this annuity equals the benefit disclosed in the Pension Benefits Table, based on the assumptions and methods defined by the SEC. In other words, there is no enhancement that would be added to his pension benefit if he had terminated on December 31, 2013.

(12)

Mr. Collar is currently vested in his ENPP retirement benefit. In the event of Mr. Collar’s termination due to a change of control, he will receive a $1,247,226 lump sum payment. In the event of his termination due to any other cause, he will receive a $224,674 annual annuity for 15 years beginning at age 65. The present value of this annuity equals the benefit disclosed in the Pension Benefits Table, based on the assumptions and methods defined by the SEC. In other words, there is no enhancement that would be added to his pension benefit if he had terminated on December 31, 2013.

(13)	In the event of Mr. Richenhagen’s termination due to a change of control, he will receive a $6,924,512 lump sum payment. In the event of Mr. Richenhagen’s termination due to involuntary without cause, or good reason resignation, or by the Company’s non-renewal of his employment agreement, he will receive a $940,946 annual annuity for 15 years beginning at age 65. The present value of this annuity equals the benefit disclosed in the Pension Benefits Table, based on the assumptions and methods defined by the SEC. In other words, there is no enhancement that would be added to his pension benefit if he had terminated on December 31, 2013.

Mr. Richenhagen’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-recruitment of employees covenant. If Mr. Richenhagen breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Richenhagen.

THE FOLLOWING REPORTS OF THE COMPENSATION COMMITTEE AND THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE IN ANY PREVIOUS OR FUTURE DOCUMENTS FILED BY THE COMPANY WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY EXPRESSLY INCORPORATES SAID REPORTS BY REFERENCE IN ANY SUCH DOCUMENT.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The Company has engaged Towers Watson to advise management and the Committee with respect to the Company’s compensation programs and to perform various related studies and projects. The aggregate fees billed by Towers Watson for consulting services rendered to the Committee for 2013 in recommending the amount or form of executive and director compensation were approximately $225,000. The total amount of fees paid by the Company to Towers Watson in 2013 for all other services, excluding Committee services, was approximately $1,650,000. These other services primarily related to actuarial services in respect of the Company’s defined benefit plans, general employee compensation consulting services, benefit plan design services and pension administration services. Approximately $850,000 of the $1,650,000 in other services were paid directly from the pension trusts of the Company’s U.S. and U.K. pension plans. The Committee recommended and approved the provision of these additional services to the Company by Towers Watson.

The foregoing report is submitted by the Compensation Committee of the Board.

Gerald L. Shaheen, Chairman

Roy V. Armes

Luiz F. Furlan

George E. Minnich

AUDIT COMMITTEE REPORT

To the Board of Directors:

The Audit Committee consists of the following members of the Board: Michael C. Arnold, P. George Benson, George E. Minnich (Chairman) and Hendrikus Visser. Each of the members is “independent” as defined by the NYSE and SEC.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with the laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and an audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2013 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG LLP’s audit of the Company’s internal control over financial reporting as of December 31, 2013.

We have discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (United States).

We have received and reviewed the written disclosures and the letter from KPMG LLP required by NYSE listing standards and the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent registered public accounting firm’s communications with the audit committee and have discussed with the independent registered public accounting firm the independent registered public accounting firm’ independence.

We also have considered whether the professional services provided by KPMG LLP, not related to the audit of the consolidated financial statements and internal control over financial reporting referred to above or to the reviews of the interim consolidated financial statements included in the Company’s Forms 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013, is compatible with maintaining KPMG LLP’s independence.

Based on the reviews and discussions referred to above, we recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

The foregoing report has been furnished by the Audit Committee of the Board.

George E. Minnich, Chairman

Michael C. Arnold

P. George Benson

Hendrikus Visser

Audit Fees

The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements for 2013 and 2012, the audit of the Company’s internal control over financial reporting for 2013 and 2012, subsidiary statutory audits and the reviews of the financial statements included in the Company’s SEC filings on Form 10-K, Form 10-Q, Form S-4 and Form 8-K during such years were approximately $6,823,000 and $7,560,000, respectively.

Audit-Related Fees

The aggregate fees billed by KPMG LLP for professional services rendered for 2013 and 2012 for audit-related fees were approximately $48,000 and $74,000, respectively. The amounts for 2013 and 2012 primarily represent fees for required auditor certifications for various matters required in certain foreign jurisdictions.

Tax Fees

The aggregate fees billed by KPMG LLP for 2013 and 2012 for professional services rendered for tax services primarily related to auditor-required attestations of tax credit and other claims related to the Company’s operations in certain foreign jurisdictions was approximately $24,000 and $15,000, respectively.

Financial and Operational Information Systems Design and Implementation Fees

KPMG LLP did not provide any information technology services related to financial and operational information systems design and implementation to the Company or its subsidiaries for 2013 or 2012.

All Other Fees of KPMG LLP

The aggregate of all other fees billed by KPMG LLP for 2013 and 2012 was $1,792,000 and $1,535,000, respectively, all of which relate to advisory services in connection with the Company’s global procurement reorganization that were rendered by a firm that KPMG LLP acquired in 2012, subsequent to its acquisition.

A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.

All of KPMG LLP’s fees for services, whether for audit or non-audit services, are pre-approved by the Chairman of the Audit Committee or the Audit Committee. All services performed by KPMG LLP for 2013 were approved by the Chairman of the Audit Committee or the Audit Committee. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2014, subject to stockholder ratification. KPMG LLP has served as the Company’s independent registered public accounting firm since 2002.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During 2013, the Company paid approximately $3.3 million to PPG Industries, Inc. for painting materials used in the Company’s manufacturing processes. Mr. Richenhagen, who is the Company’s Chairman, President and Chief Executive Officer, is currently a member of the board of directors and serves on the audit and technology/environment committees of PPG Industries, Inc.

Ms. Srinivasan, who is currently a member of the board of directors of the Company, is the Chairman and Chief Executive Officer of Tractors and Farm Equipment Limited (“TAFE”), in which the Company holds a 23.75% interest. Individually and through TAFE and TAFE Motors and Tractors Limited, Ms. Srinivasan is the beneficial owner of 7,695,417 shares of the Company’s common stock. The Company received dividends of approximately $1.6 million from TAFE during 2013. TAFE manufactures and distributes Massey Ferguson branded equipment primarily in India and also supplies tractors and components to AGCO for sale in other markets. During 2013, the Company purchased approximately $90.7 million of tractors and components from TAFE.

Mr. Arnold is President and CEO of Ryerson, Inc. The Company paid approximately $2.3 million to Ryerson, Inc. during 2013 for steel used in the Company’s manufacturing processes.

The Company has a written related party transaction policy pursuant to which a majority of the independent directors of an appropriate committee must approve transactions that exceed $120,000 in amount in which any director, executive officer, significant stockholder or certain other persons has or have a material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. Such persons are required by the SEC to furnish the Company with copies of all Section 16(a) forms that are filed.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the year ended December 31, 2013, all required Section 16(a) filings applicable to its directors, executive officers and greater-than-ten-percent beneficial owners were properly filed.

ANNUAL REPORT TO STOCKHOLDERS

The Company’s 2013 Annual Report to its stockholders and Annual Report on Form 10-K for the year ended December 31, 2013, including financial statements and schedule thereto, but excluding other exhibits, is being furnished with this proxy statement to stockholders of record as of March 14, 2014.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge a copy of its Annual Report filed on Form 10-K for the year ended December 31, 2013, including the financial statements and schedule thereto, on the written request of the beneficial owner of any shares of its common stock on March 14, 2014. The written request should be directed to: Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

A representative of KPMG LLP, the Company’s independent registered public accounting firm for 2013, is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions from stockholders. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2014, subject to stockholder ratification.

STOCKHOLDERS’ PROPOSALS

Any stockholder of the Company who wishes to present a proposal at the 2015 Annual Meeting of stockholders of the Company, and who wishes to have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary, no later than November 24, 2014; however, if next year’s Annual Meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 2014 Annual Meeting, any stockholder who wishes to have a proposal included in the Company’s proxy statement for that meeting must deliver a copy of the proposal to the Company at a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company’s proxy statement any stockholder’s proposal which does not comply with the advance notice provisions of the Company’s By-Laws or the rules of the SEC for inclusion therein.

Any stockholder of the Company who wishes to present a proposal at the 2015 Annual Meeting of stockholders of the Company, but not have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary no later than February 23, 2015 and otherwise in accordance with the advance notice provisions of the Company’s By-Laws or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must disclose certain information and must have given the Company notice of such proposal in written form meeting the requirements of the Company’s By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders.

AGCO CORPORATION
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
For Annual Meeting of Stockholders, April 24, 2013

The undersigned hereby appoints Andrew H. Beck, Debra E. Kuper, Martin H. Richenhagen, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of common stock of AGCO Corporation held of record by the undersigned on March 15, 2013 at the Annual Meeting of Stockholders of AGCO Corporation to be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, at 9:00 a.m., Eastern Time, on Thursday, April 25, 2013, and any adjournments thereof.

Dated: __________, 2013

____
Signature

____
Signature, if held jointly

NOTE: Please sign above exactly as name appears on Stock Certificate. If stock is held in the name of two or more persons, all must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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